Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

ALBIREO PHARMA, INC.

at

$42.00 per Share in Cash, Plus One Non-Transferable Contractual Contingent Value Right

(“CVR”) for Each Share, which Represents the Right to Receive a Payment in Cash of $10.00 Per CVR, Contingent upon

the Achievement of a Certain Milestone

by

ANEMONE ACQUISITION CORP.

a wholly owned subsidiary of

IPSEN BIOPHARMACEUTICALS, INC.

a wholly owned subsidiary of

IPSEN PHARMA SAS

a wholly owned subsidiary of

IPSEN S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE

AFTER 11:59 P.M. EASTERN TIME ON FEBRUARY 21, 2023,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Anemone Acquisition Corp., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Ipsen”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Albireo Pharma, Inc., a Delaware corporation (“Albireo” or the “Company”), at a price per Share of $42.00, to the holder in cash (subject to adjustment as described in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements”), without interest, and less any required withholding taxes (the “Closing Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Closing Amount, the “Offer Price”), which CVR represents the right to receive a payment in cash of $10.00 per CVR, contingent upon the achievement of a certain milestone (the “Milestone”), in each case, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Following the consummation of the Offer, holders of CVRs may receive a one-time payment of $10.00 per CVR, without interest (the “Milestone Payment”) if the Milestone is achieved prior to December 31, 2027, as more fully described herein. The Milestone relates to the receipt from the U.S. Food and Drug Administration (the “FDA”) by Ipsen or its affiliates of Full Regulatory Approval (as defined below), for which approval the FDA does not require any studies or clinical trials in addition to the BOLD Study (as defined below). “Full Regulatory Approval” is defined as the final approval, regardless of any obligation to conduct any post-marketing study, by the FDA of the new drug application or supplemental new drug application filed with the FDA pursuant to 21 U.S.C § 355(b) that is necessary for the commercial marketing and sale of odevixibat, also known as A4250 and marketed under the brand name Bylvay, in the United States of America for the treatment of biliary atresia in patients, regardless of any (i) limitations on patient population, (ii) contraindications or limitations on use or (iii) conditions, restrictions or commitments placed upon the Full Regulatory Approval (the “Indication”). “BOLD Study” means A Double-Blind, Randomized, Placebo-Controlled Study to Evaluate the Efficacy and Safety of Odevixibat (A4250) in Children With Biliary Atresia Who Have Undergone a Kasai Hepatoportoenterostomy (NCT04336722, Study A4250-011 (BOLD)), and its open label extension study, An Open-label Extension Study to Evaluate Long-term Efficacy and Safety of Odevixibat in Children With Biliary Atresia (NCT05426733,

Study A4250-016 (BOLD-EXT)), and it is understood that the number of subjects in the BOLD Study will be increased. The Milestone may only be achieved once. If the Milestone is not achieved prior to December 31, 2027, holders of Shares will receive only the Closing Amount for any Shares tendered in the Offer and no payment with respect to the CVRs. It is not possible to predict whether any payment will become payable with respect to the CVRs. Whether the Milestone required for payment of the Milestone Payment is met will depend on many factors, some of which are outside the control of Albireo, Ipsen and their respective affiliates. There can be no assurance that the Milestone will be achieved or that any payment with respect to the CVRs will be made. The foregoing descriptions are qualified entirely by the descriptions contained in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements.”

Purchaser is a wholly owned subsidiary of Ipsen, a wholly owned subsidiary of Ipsen Pharma SAS, a French société par actions simplifiée (“Guarantor”). Guarantor is a wholly owned subsidiary of Ipsen S.A. (“Ipsen SA”), a French société anonyme, with American Depositary Receipts and Ordinary Shares which are traded on the OTC Markets under the trading symbols “IPSEY” and “IPSEF,” respectively. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 8, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Albireo, Ipsen, Purchaser and, solely for the purposes of Sections 9.5, 9.6, 9.8 and 9.11 thereunder, Guarantor. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, subject to the terms and conditions of the Merger Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”) and other applicable legal requirements, Purchaser will merge with and into Albireo (the “Merger”), and Albireo will continue as the surviving corporation and a wholly owned subsidiary of Ipsen (the “Surviving Corporation”). The Merger will be governed by Section 251(h) of the DGCL and effected without a vote of Albireo stockholders. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (being such date and at such time as the certificate of merger in respect of the Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed upon by the parties to the Merger Agreement in writing and specified in the certificate of merger in accordance with the DGCL, the “Effective Time”) (other than Shares (a) held by Albireo (or in Albireo’s treasury) or any subsidiary of Albireo, or by Ipsen, Purchaser or any of their respective subsidiaries immediately prior to the Effective Time, or by Albireo stockholders who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (b) irrevocably accepted for purchase in the Offer (collectively, the “Excluded Shares”)) will be automatically converted into the right to receive (x) the Closing Amount, in cash, plus (y) one CVR, in each case, without interest thereon ((x) and (y) collectively, the “Merger Consideration”), subject, for the avoidance of doubt, to any withholding of taxes required by applicable legal requirements. At the Effective Time, Albireo will cease to be a publicly traded company and will become wholly owned by Ipsen. The Offer, the Merger and the other transactions contemplated by the Merger Agreement are collectively referred to as the “Transactions.” As promptly as practicable after the date of the Merger Agreement and, in any event, at or prior to the Effective Time, Ipsen and Guarantor, solely in its capacity as a guarantor, will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a duly qualified rights agent, governing the terms of the CVRs.

The Albireo board of directors has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Albireo and its stockholders, (b) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (c) approved the execution, delivery and performance by Albireo of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (d) resolved to recommend that the stockholders of Albireo tender their Shares to Purchaser pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to various conditions. See Section 13 – “Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 5 through 15 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.

January 23, 2023

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either: (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A. (the “Paying Agent”), and either deliver the certificates for your Shares to the Paying Agent along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3 – “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer; or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Paying Agent prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 – “Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

SUMMARY TERM SHEET

Anemone Acquisition Corp., a recently formed Delaware corporation (“Purchaser”) and wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Ipsen”) and wholly owned subsidiary of Ipsen Pharma SAS, a French société par actions simplifiée (“Guarantor”) and wholly owned subsidiary of Ipsen S.A., a French société anonyme (“Ipsen SA”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Albireo Pharma, Inc., a Delaware corporation (“Albireo”), at a price per Share of $42.00, to the holder in cash (subject to adjustment as described in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements”) (the “Closing Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Closing Amount, the “Offer Price”) which CVR represents the right to receive a payment in cash, contingent upon the achievement of a certain milestone (the “Milestone”), in each case, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”).

Following the consummation of the Offer, holders of CVRs may receive a one-time payment of $10.00 per CVR, without interest (the “Milestone Payment”) if the Milestone is achieved prior to December 31, 2027. The Milestone relates to the receipt from the U.S. Food and Drug Administration (the “FDA”) by Ipsen or its affiliates of Full Regulatory Approval (as defined below), for which approval the FDA does not require any studies or clinical trials in addition to the BOLD Study (as defined below). “Full Regulatory Approval” is defined as the final approval, regardless of any obligation to conduct any post-marketing study, by the FDA of the new drug application or supplemental new drug application filed with the FDA pursuant to 21 U.S.C § 355(b) that is necessary for the commercial marketing and sale of odevixibat, also known as A4250 and marketed under the brand name Bylvay, in the United States of America for the treatment of biliary atresia in patients, regardless of any (i) limitations on patient population, (ii) contraindications or limitations on use or (iii) conditions, restrictions or commitments placed upon the Full Regulatory Approval (the “Indication”). “BOLD Study” means A Double-Blind, Randomized, Placebo-Controlled Study to Evaluate the Efficacy and Safety of Odevixibat (A4250) in Children With Biliary Atresia Who Have Undergone a Kasai Hepatoportoenterostomy (NCT04336722, Study A4250-011 (BOLD)), and its open label extension study, An Open-label Extension Study to Evaluate Long-term Efficacy and Safety of Odevixibat in Children With Biliary Atresia (NCT05426733, Study A4250-016 (BOLD-EXT)) and it is understood that the number of subjects in the BOLD Study will be increased. The Milestone may only be achieved once. If the Milestone is not achieved prior to December 31, 2027, holders of Shares will receive only the Closing Amount for any Shares tendered in the Offer and no payment with respect to the CVRs. It is not possible to predict whether any payment will become payable with respect to the CVRs. Whether the Milestone required for payment of the Milestone Payment is met will depend on many factors, some of which are outside the control of Albireo, Ipsen and their respective affiliates. There can be no assurance that the Milestone will be achieved or that any payment with respect to the CVRs will be made. The foregoing descriptions are qualified entirely by the descriptions contained in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements.”

The following are some questions you, as a stockholder of Albireo, may have, and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to Georgeson LLC (the “Information Agent”) at its address and telephone number, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser or Ipsen as the context requires.

WHO IS OFFERING TO BUY MY SECURITIES?

•

Purchaser is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of January 8, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Albireo, Ipsen, Purchaser and, solely for the purposes of Sections 9.5, 9.6, 9.8 and 9.11 thereunder, Guarantor, and activities in connection with the Offer. See Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.” As promptly as practicable after the date of the Merger Agreement and, in any event, at or prior to the Effective Time, Ipsen and Guarantor, solely in its capacity as a guarantor, will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with a duly qualified rights agent (the “Rights Agent”), governing the terms of the CVRs.

•	Ipsen SA is Ipsen S.A. See Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.”

•	Guarantor is Ipsen Pharma SAS, a wholly owned subsidiary of Ipsen SA. See Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.”

•	Ipsen is Ipsen Biopharmaceuticals, Inc., a wholly owned subsidiary of Guarantor. See Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.”

•	Purchaser is Anemone Acquisition Corp., a wholly owned subsidiary of Ipsen. See Section 9 – “Certain Information Concerning Ipsen, Purchaser and Related Entities.”

•

Ipsen has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in the Merger Agreement, accept and pay for Shares validly tendered pursuant to the Offer prior to the expiration of the Offer and not validly withdrawn in the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•	Purchaser is seeking to purchase all of the outstanding Shares of Albireo. See the Introduction and Section 1 – “Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

•

Purchaser is offering to pay $42.00 per Share to you in cash (subject to adjustment as described in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements”), plus one non-transferable CVR per Share, in each case, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal. Following the consummation of the Offer, holders of CVRs may receive the Milestone Payment in cash if the Milestone is achieved. The Milestone relates to the receipt from the FDA by Ipsen or its affiliates (including the Surviving Corporation) of Full Regulatory Approval, for which approval the FDA does not require any studies or clinical trials in addition to the BOLD Study. It is understood that the number of subjects in the BOLD Study will be increased. The Milestone may only be achieved once. If the Milestone is not achieved prior to December 31, 2027, holders of Shares will receive only the Closing Amount for any Shares tendered in the Offer and no payment with respect to the CVRs. It is not possible to predict whether any payment will become payable with respect to the CVRs. Whether the Milestone required for payment of the Milestone Payment is met will depend on many factors, some of which are outside the control of Albireo, Ipsen and their respective affiliates. There can be no assurance that the Milestone will be achieved or that any payment with respect to the CVRs will be made. The foregoing descriptions are qualified entirely by the descriptions contained in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements.”

•

If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

WHAT IS THE CVR AND HOW DOES IT WORK?

•

The CVR represents the non-transferable contractual right to a payment of $10.00 per Share, net to the holder in cash, without interest and subject to any withholding of taxes required by applicable legal requirements, upon the achievement of the Milestone prior to December 31, 2027. As promptly as practicable after the date of the Merger Agreement and in any event at or prior to the effective time of the Merger (the “Effective Time”), Ipsen and Guarantor, solely in its capacity as a guarantor, will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with the Rights Agent, governing the terms of the CVRs. Each payment is conditioned upon the achievement of the Milestone prior to December 31, 2027.

•

The Milestone means the receipt from the FDA by Ipsen or its affiliates (including the Surviving Corporation) of Full Regulatory Approval, for which approval the FDA does not require any studies or clinical trials in addition to the BOLD Study. It is understood that the number of subjects in the BOLD Study will be increased. “Full Regulatory Approval” is defined as the final approval, regardless of any obligation to conduct any post-marketing study, by the FDA of the new drug application or supplemental new drug application filed with the FDA pursuant to 21 U.S.C § 355(b) that is necessary for the commercial marketing and sale of odevixibat, also known as A4250 and marketed under the brand name Bylvay, in the United States of America for the treatment of biliary atresia in patients, regardless of any (i) limitations on patient population, (ii) contraindications or limitations on use or (iii) conditions, restrictions or commitments placed upon the Full Regulatory Approval (the “Indication”). See Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements – CVR Agreement.”

•

The Milestone may only be achieved once. If the Milestone is not achieved prior to December 31, 2027, holders of Shares will receive only the Closing Amount for any Shares tendered in the Offer and no payment with respect to the CVRs. It is not possible to predict whether any payment will become payable with respect to the CVRs. Whether the Milestone required for payment of the Milestone Payment is met will depend on many factors, some of which are outside the control of Albireo, Ipsen and their respective affiliates. There can be no assurance that the Milestone will be achieved or that any payment with respect to the CVRs will be made.

•

Additionally, commencing as of the Effective Time, Ipsen has agreed to use, and to cause its subsidiaries to use, Commercially Reasonable Efforts (as defined in the CVR Agreement) to achieve the Milestone prior to December 31, 2027.

•

It is currently anticipated that up to an aggregate of approximately 25,356,000 CVRs may be issued, representing CVRs to be issued as part of the consideration for each of the issued and outstanding Shares (including CVRs issued upon cancellation of outstanding stock options (i) granted prior to the Cutoff Date (as defined below) and (ii) having an exercise price per Share that is less than the Closing Amount) and each outstanding Albireo Restricted Stock Unit (as defined below) that accelerates and becomes fully vested as set forth in the Merger Agreement. Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements – Merger Agreement – Treatment of Stock Options and Restricted Stock Units in the Merger.”

IS IT POSSIBLE THAT NO PAYMENTS WILL BE PAYABLE TO THE HOLDERS OF CONTINGENT VALUE RIGHTS IN RESPECT OF SUCH CONTINGENT VALUE RIGHTS?

•

Yes. If the Milestone is not achieved prior to December 31, 2027, holders of Shares will receive only the Closing Amount for any Shares tendered in the Offer and no payment with respect to the CVRs. It is not possible to predict whether any payment will become payable with respect to the CVRs. Whether the Milestone required for payment of the Milestone Payment is met will depend on many factors, some of which are outside the control of Albireo, Ipsen and their respective affiliates. There can be no assurance that the Milestone will be achieved or that any payment with respect to the CVRs will be made.

MAY I TRANSFER MY CONTINGENT VALUE RIGHTS?

•

The CVRs will not be transferable except (a) upon death of a holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent as allowable by The Depository Trust Company (“DTC”); or (f) to Ipsen or any of its affiliates in connection with the abandonment of such CVR by the applicable holder.

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT VALUE RIGHTS?

•

In addition to the terms and conditions described above, the CVRs will not have any voting or dividend rights and will not represent any equity or ownership in Ipsen, Albireo or Purchaser or any of their affiliates, including Ipsen SA and Guarantor. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CVRs.

WHY IS PURCHASER MAKING THE OFFER?

•

Purchaser is making the Offer because Purchaser and Ipsen wish to acquire Albireo. See Section 1 – “Terms of the Offer” and Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS OF THE OFFER?

•	The Offer is subject to, among others, the following conditions:

•

there having been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) otherwise beneficially owned by Ipsen or any of its wholly owned subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

•

since January 1, 2022, there having been no event, change, occurrence, circumstance or development that has or would reasonably be expected to have a Material Adverse Effect (as defined below) (see “Summary of the Merger Agreement and Certain Other Agreements – Merger Agreement – Representations and Warranties”);

•	the absence of any judgment, temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or of any action, or any legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable by any governmental body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

•

(i) any waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) applicable to the Transactions shall have expired or been terminated and no agreement with a governmental body not to consummate the Offer or Merger for any period of time shall be in effect and (ii) any consents or approvals of any governmental body required in connection with the filings or notifications set forth in the Company’s confidential disclosure schedule shall have been obtained and be in full force and effect and any applicable waiting period with respect thereto shall have expired, as the case may be (each of the conditions in this clause and the clause above (in case of this clause, as such condition relates to the HSR Act), the “Regulatory Condition”); and

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”).

The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 – “Terms of the Offer” and Section 13 – “Conditions of the Offer.”

Purchaser reserves the right to waive certain of the conditions to the Offer, other than the Minimum Condition or the Termination Condition, in its sole discretion.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

•

Yes. Albireo, Ipsen and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements – Merger Agreement.”

DOES PURCHASER HAVE FINANCIAL RESOURCES TO MAKE PAYMENTS IN THE OFFER AND, IF REQUIRED, IN RESPECT OF THE CVRs?

•

Yes. Ipsen and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for warrants and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $991 million at or prior to the closing of the Offer. In addition, Ipsen and Purchaser estimate that they would need approximately an additional $254 million to pay the maximum aggregate amount that holders of the CVRs would be entitled to in the event that the Milestone is timely achieved. Ipsen SA expects that the purchase of the Shares in the Offer will be paid from available cash on hand of Ipsen SA or one or more of its affiliates and from borrowings under its existing €1.5 billion revolving credit facility, which would be sufficient to cover all amounts that may become payable pursuant to the Offer, including related transaction fees, costs and expenses. It is anticipated that any amounts payable with respect to the CVRs will be paid with cash on hand of Ipsen SA and one or more of its affiliates. As of September 30, 2022, Ipsen SA had approximately €977 million in cash on a consolidated basis, of which approximately €893 million was unrestricted cash, and undrawn availability of €1.5 billion under its revolving credit facility. Guarantor has provided a guarantee in favor of Albireo of the full and timely performance and satisfaction of Ipsen’s obligations under the Merger Agreement, including payment of the Merger Consideration. Guarantor has also provided a guarantee in favor of the Rights Agent to guarantee the full and timely performance and satisfaction of Ipsen’s obligations under the CVR Agreement. The Offer is not conditioned upon entering into any financing arrangements. See Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements” and Section 12 – “Source and Amount of Funds.”

SHOULD PURCHASER’S FINANCIAL CONDITION BE RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

•

As described above, Ipsen SA and Ipsen expect to have sufficient funds to be used to provide Purchaser with the funds necessary to purchase all Shares validly tendered (and not validly withdrawn) in the Offer and, as such, Purchaser’s financial condition is not relevant to a decision to tender in the Offer.

•

Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer. Because the form of payment consists of cash and CVRs (payable in cash) that will be provided by Ipsen SA or one or more of its affiliates from available cash on hand of Ipsen SA or one or more of its affiliates and from borrowings under its existing €1.5 billion revolving credit facility, the Offer is not subject to any financing conditions, and the Offer is for all outstanding Shares of Albireo, and if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price), Purchaser’s financial condition is not relevant to your decision to tender in the Offer. See Section 12 – “Source and Amount of Funds.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•

You will have until one minute after 11:59 p.m. Eastern Time on February 21, 2023, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended (as extended, the “Expiration Date”). If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in Section 3 – “Procedures for Tendering Shares.” See also Section 1 – “Terms of the Offer.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

•

Yes, the Offer can be extended. We have agreed in the Merger Agreement, subject to our rights to terminate the Merger Agreement in accordance with its terms, to extend the Offer on one or more occasions in certain circumstances as described in Section 1 – “Terms of the Offer.”

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•

If Purchaser extends the Offer, we will inform Computershare Trust Company, N.A., the depositary and paying agent for this Offer (the “Paying Agent”), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m. Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1 – “Terms of the Offer.”

HOW DO I TENDER MY SHARES?

•

If you hold your Shares directly as the registered owner, you can: (i) if such Shares are represented by stock certificates, tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Paying Agent; or (ii) such Shares are represented by book-entry positions, tender your Shares by following the procedure for book-entry set forth in Section 3 – “Procedures for Tendering Shares,” in each case not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Paying Agent by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Paying Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Paying Agent must receive the missing items within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 – “Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

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If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

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In all cases, payment for tendered Shares will be made only after timely receipt by the Paying Agent of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3 – “Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2 – “Acceptance for Payment and Payment for Shares.”

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

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You may withdraw previously tendered Shares any time prior to the Expiration Time (currently one minute after 11:59 p.m. Eastern Time on February 21, 2023, subject to extension). See Section 4 – “Withdrawal Rights.”

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In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Shares may be withdrawn at any time after March 24, 2023, which is the 60th day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

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To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Paying Agent while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 – “Withdrawal Rights.”

WHAT DOES ALBIREO’S BOARD OF DIRECTORS THINK OF THE OFFER?

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Albireo’s board of directors has unanimously recommended that you accept the Offer and tender your Shares pursuant to the Offer. Albireo’s full statement on the Offer is set forth in its Solicitation/Recommendation Statement on Schedule 14D-9, which it has filed with the U.S. Securities and Exchange Commission (the “SEC”) concurrently with the filing of our Tender Offer Statement on Schedule TO dated January 23, 2023. See also the Introduction in this Offer to Purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?

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If we accept Shares for payment pursuant to the Offer representing at least one more than 50% of the total number of Shares outstanding at the Expiration Time, the Minimum Condition will have been satisfied and we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by Albireo stockholders under the DGCL to complete the Merger. If the Merger occurs, Albireo will become a wholly owned subsidiary of Ipsen and each issued and then outstanding Share (other than Shares held by Albireo (or in the treasury of Albireo) or any subsidiary of Albireo, or by

Ipsen, Purchaser or any of Ipsen’s other subsidiaries and any Shares held by stockholders who are entitled to demand appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be canceled and converted automatically into the right to receive the Offer Price, without interest, and subject to any required withholding taxes. See also the Introduction in this Offer to Purchase.

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Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. The Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements.”

IF THE OFFER IS COMPLETED, WILL ALBIREO CONTINUE AS A PUBLIC COMPANY?

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No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable law) of the conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Ipsen. Following the Merger, we intend to cause the Shares to be delisted from Nasdaq and deregistered under the Exchange Act. See Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

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If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the Offer Price as if you had tendered your Shares in the Offer.

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If you decide not to tender your Shares in the Offer and Purchaser purchases Shares which have been tendered, and the Merger does not occur, you will remain a stockholder of Albireo, but there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq or any other securities market, there may not be a public trading market for the Shares, and Albireo may cease making filings with the SEC or otherwise cease being required to comply with the SEC rules relating to publicly held companies. See Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

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Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 7 – “Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

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On January 20, 2023, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on Nasdaq was $43.81. See Section 6 – “Price Range of Shares; Dividends.”

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?

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If the conditions to the Offer as set forth in the Introduction and Section 13 – “Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by

$42.00 in cash (subject to adjustment as described in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements”), plus one CVR per Share, in each case, without interest and subject to any required withholding taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within two business days). See Section 1 – “Terms of the Offer” and Section 2 – “Acceptance for Payment and Payment for Shares.” Following the consummation of the Offer, holders of CVRs may receive the Milestone Payment if the Milestone is achieved. The Milestone relates to the receipt from the FDA by Ipsen or its affiliates (including the Surviving Corporation) of Full Regulatory Approval, for which approval the FDA does not require any studies or clinical trials in addition to the BOLD Study. It is understood that the number of subjects in the BOLD Study will be increased. The Milestone may only be achieved once. If the Milestone is not achieved prior to December 31, 2027, holders of Shares will receive only the Closing Amount for any Shares tendered in the Offer and no payment with respect to the CVRs. It is not possible to predict whether any payment will become payable with respect to the CVRs. Whether the Milestone required for payment of the Milestone Payment is met will depend on many factors, some of which are outside the control of Albireo, Ipsen and their respective affiliates. There can be no assurance that the Milestone will be achieved or that any payment with respect to the CVRs will be made. The foregoing descriptions are qualified entirely by the descriptions contained in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements.”

IF I AM AN EMPLOYEE OF ALBIREO, HOW WILL MY OUTSTANDING EQUITY AWARDS BE TREATED IN THE OFFER AND THE MERGER?

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The Offer is being made for all outstanding Shares, but not for options to purchase Shares (“Albireo Options”) or restricted stock units (each, an “Albireo RSU”) granted under Albireo’s equity plans (“Albireo Equity Plans”).

At the Effective Time, each then-outstanding Albireo Option, whether vested or unvested, will be treated as follows:

(i) Each Albireo Option that was granted prior to the date of the Merger Agreement having an exercise price per Share that is less than the Closing Amount will be cancelled and converted into the right to receive: (A) cash in an amount, without interest, equal to the product of (x) the total number of Shares subject to such Albireo Option immediately prior to the Effective Time, multiplied by (y) the excess of (I) the Closing Amount over (II) the exercise price payable per Share under such Albireo Option, and (B) one CVR for each Share subject to such Albireo Option immediately prior to the Effective Time.

(ii) Each Albireo Option that was granted prior to the Cutoff Date having an exercise price per Share that is equal to or greater than the Closing Amount and less than the Offer Price will be cancelled and converted into the right to receive, if the Milestone is achieved, cash in an amount equal to the product of (A) the total number of Shares subject to such Albireo Option immediately prior to the Effective Time, multiplied by (B) the excess of (x) the Per Share Value Paid over (y) the exercise price payable per Share under such Albireo Option. “Per Share Value Paid” means the sum of (I) the Closing Amount and (II) the amount per Share in cash payable on the Milestone Payment Date under the CVR Agreement. “Milestone Payment Date” means the date that is selected by Ipsen not more than 10 business days following the end of the quarter in which the Milestone Payment Amounts can be determined following the occurrence of the Milestone.

(iii) Each Albireo Option (A) that was granted on or after the Cutoff Date or (B) having an exercise price per Share that is equal to or greater than the Offer Price will be cancelled without consideration and will have no further force or effect. At the Effective Time, each then-outstanding Albireo RSU will be treated as follows:

(i) Each Albireo RSU that was granted prior to the date of the Merger Agreement, and each Albireo RSU that was granted on or after the date of the Merger Agreement and that is designated in the confidential disclosure schedules as an “Accelerated 2023 RSU,” will be cancelled and converted into the right to receive: (A) cash in an amount, without interest, equal to the product of (x) the total number of Shares subject to such Albireo RSU immediately prior to the Effective Time, multiplied by (y) the Closing Amount, payable promptly following the Closing; and (B) one CVR for each Share subject to such Albireo RSU.

(ii) Each Albireo RSU that was granted on or after the date of the Merger Agreement and that is designated in the confidential disclosure schedules as a “Cancelled 2023 RSU” will be cancelled and have no further force or effect, and a cash retention award program will be established following the Effective Time.

See Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements –Merger Agreement – Treatment of Stock Options and Restricted Stock Units in the Merger.”

WHAT ARE THE PRINCIPAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES IN THE OFFER OR HAVING MY SHARES EXCHANGED FOR THE OFFER PRICE PURSUANT TO THE MERGER?

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The receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depend in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?

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No appraisal rights are available in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders or beneficial owners of Albireo who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the Offer Acceptance Time); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (iv) in the case of a beneficial owner, have submitted a demand that (A) reasonably identifies the holder of record of the shares for which the demand is made, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by Albireo and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery (the “Delaware Court”), will be entitled to demand appraisal of their Shares and receive, in lieu of the consideration payable in the Merger, a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court, in accordance with Section 262 of the DGCL, plus interest, if any, on the amount determined to be the fair value.

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The “fair value” of the Shares as determined by the Delaware Court of Chancery could be based upon considerations other than, or in addition to, the price paid in the Offer and the Merger and the market value of such Shares. Stockholders and beneficial owners should be aware that the fair value of their Shares could be more than, the same as or less than the consideration to be received pursuant to the Merger and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

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Any stockholder or beneficial owner contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights.

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The foregoing summary of appraisal rights under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex B to the Schedule 14D-9.

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If you tender your Shares into the Offer and such Shares are accepted for purchase, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?

•	You can call Georgeson LLC, the Information Agent, toll-free at (866) 203-9357 or email them at albireopharma@georgeson.com. See the back cover of this Offer to Purchase.

To All Holders of Shares of

Albireo Pharma, Inc.

INTRODUCTION

Anemone Acquisition Corp., a recently formed Delaware corporation (“Purchaser”) and wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc., a Delaware corporation (“Ipsen”) and wholly owned subsidiary of Ipsen Pharma SAS, a French société par actions simplifiée (“Guarantor”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Albireo Pharma, Inc., a Delaware corporation (“Albireo”), at a price per Share of $42.00, to the holder in cash (subject to adjustment as described in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements”) (the “Closing Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR,” and each CVR together with the Closing Amount, the “Offer Price”), which CVR represents the right to receive one or more payments in cash of $10.00 per CVR, contingent upon the achievement of a certain milestone, in each case, without interest and subject to any required withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Guarantor is a wholly owned subsidiary of Ipsen S.A., a French société anonyme (“Ipsen SA”) with American Depositary Receipts and Ordinary Shares which are traded on the OTC Markets under the trading symbols “IPSEY” and “IPSEF,” respectively.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 8, 2023 (together with any amendments or supplements thereto, the “Merger Agreement”), among Albireo, Ipsen, Purchaser and, solely for the purposes of Sections 9.5, 9.6, 9.8 and 9.11 thereunder, Guarantor, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Albireo, and Albireo will be the surviving corporation and a wholly owned subsidiary of Ipsen (such corporation, the “Surviving Corporation” and such merger, the “Merger”). As promptly as practicable after the date of the Merger Agreement and in any event at or prior to the effective time of the Merger, Ipsen and Guarantor, solely in its capacity as a guarantor, will enter into a Contingent Value Rights Agreement (the “CVR Agreement”) with the Rights Agent, governing the terms of the CVRs.

If your Shares are registered in your name and you tender directly to Computershare Trust Company, N.A., the paying agent for the Offer (the “Paying Agent”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees or commissions.

We will pay all charges and expenses of the Paying Agent and Georgeson LLC, the information agent for the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

1.

there have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) otherwise beneficially owned by Ipsen or any of its wholly owned subsidiaries (including Purchaser) (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), represent one more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

2.

since January 1, 2022, there having been no event, change, occurrence, circumstance or development that has or would reasonably be expected to have a Material Adverse Effect (as defined below) (see “Summary of the Merger Agreement and Certain Other Agreements – Merger Agreement – Representations and Warranties”);

3.

the absence of any judgment, temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger or of any action, or any legal requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable by any governmental body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger;

4.

(i) any waiting period (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated and no agreement with a governmental body not to consummate the Offer or Merger for any period of time shall be in effect and (ii) any consents or approvals of any governmental body required in connection with the filings or notifications set forth in the Company’s confidential disclosure schedule shall have been obtained and be in full force and effect and any applicable waiting period with respect thereto shall have expired, as the case may be (each of the conditions in this clause and the clause above (in case of this clause, as such condition relates to the HSR Act), the “Regulatory Condition”); and

5.	the Merger Agreement not having been terminated in accordance with its terms.

Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Condition or the Termination Condition. See Section 13 – “Conditions of the Offer.”

The Offer will expire at one minute after 11:59 p.m. Eastern Time on February 21, 2023, unless the Offer is extended. See Section 1 – “Terms of the Offer,” Section 13 – “Conditions of the Offer” and Section 15 – “Certain Legal Matters; Regulatory Approvals.”

The Albireo board of directors (the “Albireo Board”) has unanimously (a) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Albireo and its stockholders, (b) agreed that the Merger shall be effected under Section 251(h) and other relevant provisions of the DGCL, (c) approved the execution, delivery and performance by Albireo of the Merger Agreement and the consummation of the Transactions, including the Offer and the Merger, and (d) resolved to recommend that the stockholders of Albireo tender their Shares to Purchaser pursuant to the Offer.

For factors considered by the Albireo Board, see Albireo’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Ipsen, Albireo and Purchaser and specified in the certificate of merger) (the “Effective Time”).

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares (a) held by Albireo (or in Albireo’s treasury) or any subsidiary of Albireo, or by Ipsen, Purchaser or any other direct or indirect wholly owned subsidiary of Ipsen, or by stockholders of Albireo who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (b) irrevocably accepted for purchase in the Offer) will be converted into the right to receive (A) the Closing Amount, plus (B) one CVR, in each case, without interest thereon, subject to any withholding of taxes required by applicable legal requirements.

The Merger Agreement is more fully described in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of Albireo Restricted Stock Units and Albireo Options in the Merger. Section 5 – “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger” below describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are exchanged in the Merger.

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of Albireo’s stockholders. Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates a tender offer for any and all of the outstanding stock of Albireo that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Albireo to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the Merger Agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Albireo will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, Albireo will cease to be a publicly traded company and will become a wholly owned subsidiary of Ipsen. See Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements.”

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4 – “Withdrawal Rights.” The Offer will expire at one minute after 11:59 p.m. Eastern Time on February 21, 2023 (the “Expiration Date”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.

The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13 – “Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements – Summary of the Merger Agreement – Termination” occur.

Purchaser expressly reserves the right to: (i) increase the Offer Price; or (ii) waive any Offer Condition (other than the Minimum Condition and the Termination Condition (as defined below)), except that Albireo’s consent is required for Ipsen or Purchaser to:

(1)	decrease the Offer Price;

(2)	change the form of consideration payable in the Offer;

(3)	decrease the number of Shares sought to be purchased in the Offer;

(4)	impose conditions or requirements to the Offer in addition to the Offer Conditions;

(5)

amend or modify any of the Offer Conditions or any other terms or conditions of the Merger Agreement in a manner that would, or would reasonably be expected to, adversely affect any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Ipsen or Purchaser to consummate the Offer, the Merger or the other transactions contemplated by the Merger Agreement (except to effect an extension of the Offer to the extent expressly permitted or required by the terms of the Merger Agreement);

(6)	change or waive the Minimum Condition;

(7)	extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or

(8)	provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On the terms specified in the Merger Agreement and subject to the satisfaction or, to the extent waivable by Ipsen or Purchaser, waiver of the Offer Conditions, Purchaser shall, and Ipsen shall cause Purchaser to, irrevocably accept for payment and pay for, all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable (and in any event within two business days) after the Expiration Date (the time of such acceptance, the “Offer Acceptance Time”).

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (8) above.

The Merger Agreement provides that, subject to the parties’ respective termination rights under the Merger Agreement, the scheduled Expiration Date may be extended as follows:

(1)

The Offer may be extended by Purchaser, in its sole discretion and without the consent of Albireo, on one or more occasions, for an additional period of up to 10 business days per extension, to permit any offer condition set forth in Section 13 – “Conditions of the Offer” that has not been waived to be satisfied.

(2)

The Offer must be extended by Purchaser (and Ipsen will cause the Purchaser to extend the Offer): (A) for any period required by applicable legal requirement or as required by interpretation or position of the SEC, the staff thereof or Nasdaq Capital Market (“Nasdaq”) applicable to the Offer; and (B) for periods of up to 10 business days per extension until such time as all regulatory conditions, including the expiration of the waiting period under the HSR Act, have been satisfied.

(3)

The Offer must be extended by Purchaser (and Ipsen will cause the Purchaser to extend the Offer), on one or more occasions, for an additional period of up to 10 business days per extension, to permit any Offer Condition (other than the Minimum Condition) that has not been waived to be satisfied.

(4)

In the event that the Minimum Condition is the only Offer Condition that has not been satisfied or waived, the Offer must be extended by Purchaser (and Ipsen will cause the Purchaser to extend the Offer), if Albireo so requests in writing, for up to two periods consisting of up to 10 business days each.

(5)

In the event that the Minimum Condition is the only Offer Condition that has not been satisfied or waived, the Offer may be extended by Purchaser for up to two periods consisting of up to 10 business days each; provided, however, that in no event may the Offer be extended beyond the earlier to occur of (x) the valid termination of the Merger Agreement, or (y) the first business day following the End Date (as defined below) without the prior written consent of Albireo.

(6)

In the event that the Minimum Condition is the only Offer Condition that has not been satisfied or waived and either party has brought a legal proceeding seeking specific performance of the Merger Agreement, the Offer must be extended for the period during which such proceeding is pending or as otherwise required by the governmental body presiding thereover.

The “End Date” is defined in the Merger Agreement to be 5:00 p.m. Eastern Time on July 8, 2023. No party will be permitted to terminate the Merger Agreement for the failure of the Offer Acceptance Time to occur by the End Date if the failure of the Offer Acceptance Time to occur prior to the End Date is primarily attributable to the failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party; provided, however, that if on the End Date, all of the Offer Conditions other than the condition set forth in the first bullet point under Section 13 — “Conditions of the Offer” are satisfied or are capable of being satisfied at such time, the End Date will be automatically extended, no more than twice, by a period of 90 days each time (and in the case of such extension, any reference to the End Date herein shall be a reference to the End Date, as so extended). See Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements.”

Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 – “Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in the consideration offered or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to holders of Shares, and with respect to a change in the consideration offered or a change in the percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to holders of Shares and investor response.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 – “Conditions of the Offer” have not been satisfied. Under certain circumstances, Ipsen and Purchaser may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m. Eastern Time on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the PR Newswire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

Promptly following the purchase of Shares in the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Albireo pursuant to Section 251(h) of the DGCL.

Albireo has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Albireo’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the Offer Conditions set forth in Section 13 – “Conditions of the Offer,” we will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable (and in any event within two business days) after the Offer Acceptance Time. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law or regulation. See Section 15 – “Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Paying Agent of: (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Paying Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares;” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by Paying Agent. See Section 3 – “Procedures for Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not validly withdrawn as, if and when we give oral or written notice to the

Paying Agent of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Paying Agent, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Paying Agent may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 – “Withdrawal Rights.” Under no circumstances will interest be paid on the Offer Price for the Shares accepted for payment in the Offer, regardless of any extension of the Offer or any delay in making payment for the Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted evidencing more Shares than are tendered, certificates representing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Paying Agent’s account at DTC pursuant to the procedures set forth in Section 3 – “Procedures for Tendering Shares,” such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3.	Procedures for Tendering Shares.

Valid Tender of Shares. In order for a stockholder to validly tender Shares pursuant to the Offer the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the certificates for such shares (“Share Certificates”) evidencing tendered Shares must be received by the Paying Agent at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Paying Agent, in each case prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Paying Agent will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Paying Agent’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Paying Agent. The confirmation of a book-entry transfer of Shares into the Paying Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Paying Agent.

Signature Guarantees and Stock Powers. No signature guarantee is required on the Letter of Transmittal; (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder or holders have completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each an “Eligible Institution” and collectively “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signers of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Paying Agent prior to the expiration of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration of the Offer, or who cannot deliver all required documents to the Paying Agent prior to the expiration of the Offer, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Paying Agent (as provided below) prior to the Expiration Date; and

•

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Paying Agent within two (2) trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the Paying Agent or mailed to the Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Paying Agent prior to the expiration of the Offer.

THE METHOD OF DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS WILL BE DEEMED MADE, AND RISK OF LOSS THEREOF SHALL PASS, ONLY WHEN THEY ARE ACTUALLY RECEIVED BY THE PAYING AGENT (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER OF SHARES, BY BOOK-ENTRY CONFIRMATION WITH RESPECT TO SUCH SHARES). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE SHARES (OR SHARE CERTIFICATES), THE LETTER OF

TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements. Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Paying Agent of: (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares; (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Paying Agent. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Paying Agent. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Paying Agent. If you are unable to deliver any required document or instrument to the Paying Agent by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Paying Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Paying Agent must receive the missing items together with the Shares within two (2) trading days after the date of execution of the Notice of Guaranteed Delivery.

Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing the Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment the Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Albireo’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders of Albireo.

Determination of Validity. Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding to the fullest extent permitted by law, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, Ipsen or any of their respective affiliates or assigns, the Paying Agent, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Subject to applicable law as applied by a court of competent jurisdiction, the terms of the Merger Agreement and the rights of holders of Shares to challenge such interpretation with respect to their Shares in a court of competent jurisdiction, our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Backup Withholding. Payments made to stockholders of Albireo in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding of U.S. federal income tax on payments for Shares purchased in the Offer or exchanged in the Merger (currently at a rate of 24%).

To avoid backup withholding, a U.S. stockholder or payee should complete and return the Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal, listing such U.S. stockholder’s correct taxpayer identification number and certifying that such stockholder is a U.S. person, that the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Failure to provide the information on the IRS Form W-9 may subject a stockholder to backup withholding on a payment pursuant to the Offer or the Merger for all Shares purchased from or exchanged by such stockholder. Certain stockholders or payees (including, among others, corporations, non-resident foreign individuals and foreign entities) are not subject to these backup withholding and reporting requirements.

An exempt U.S. stockholder or payee should indicate its exempt status on IRS Form W-9. Any foreign stockholder or payee should submit an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8) attesting to such exempt foreign status in order to qualify for an exemption from information reporting and backup withholding. A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9.

Information disclosed on an applicable IRS Form by a stockholder or payee may be disclosed to the local tax authorities of the foreign stockholder under an applicable tax treaty or an information exchange agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund from the IRS or a credit against a stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Each stockholder and payee should consult their tax advisors as to any qualification for exemption from backup withholding and the procedure for obtaining any such exemption.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m. Eastern Time on February 21, 2023), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after March 24, 2023, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, the Paying Agent must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such shares, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 – “Procedures for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Paying Agent, then, prior to the physical release of such Share Certificates, the name of the registered owner and the serial numbers shown on such Share Certificates must also be furnished to the Paying Agent.

Withdrawals of tenders of Shares may not be rescinded and any Shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered by following one of the procedures for tendering Shares described in Section 3 – “Procedures for Tendering Shares” at any time prior to the Expiration Date.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Subject to applicable law as applied by a court of competent jurisdiction and the terms of the Merger Agreement, such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Ipsen or any of their respective affiliates or assigns, the Paying Agent, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notice.

5.	Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following summary describes certain U.S. federal income tax consequences generally applicable to Holders (as defined below) whose Shares are exchanged for cash and CVRs in the Offer or Merger. This summary is for general information only and is not tax advice. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, all as available and in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only Holders (as defined below) who hold their Shares as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to Holders in light of their particular circumstances or to certain types of Holders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and partners or investors who hold their Shares through such entities, certain financial institutions, brokers, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), retirement plans, controlled foreign corporations, passive foreign investment companies, persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, certain taxpayers that are required to prepare certified financial statements or file financial statements with certain regulatory or governmental agencies, persons that own or have owned within the past five years (or are deemed to own or to have owned within the past five years) 5% or more of the outstanding Shares, Holders of Shares that exercise appraisal rights and persons who acquired their Shares upon the exercise of stock options (or upon the vesting and cancellation of Albireo RSUs in connection with the Merger) or otherwise as compensation. This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or non-U.S. tax consequences.

As used in this summary, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash and CVRs pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships holding Shares should consult their tax advisors regarding the tax consequences of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation.

Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash and CVRs pursuant to the Offer or the Merger in light of their particular circumstances.

U.S. Holders. The exchange of Shares for cash and CVRs pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depends in part on the U.S. federal income tax treatment of the CVRs, with respect to which there is a significant amount of uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.

There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as an “open transaction” or as a “closed transaction” for U.S. federal income tax purposes, each discussed below.

Pursuant to U.S. Treasury regulations addressing contingent payment obligations that are analogous to the CVRs, if the fair market value of the CVRs were determined to be “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs could not be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as “open transactions” or “closed transactions,” and such question is inherently factual in nature. The CVRs also may be treated as debt instruments for U.S. federal income tax purposes, which would affect the amount, timing, and character of any gain, income or loss with respect to the CVRs. The discussion below does not address the tax consequences of such a characterization. We urge you to consult your own tax advisor with respect to the proper characterization of the receipt of, and payments made with respect to, a CVR.

The following sections discuss certain U.S. federal income tax consequences of the Offer or Merger, as applicable, if the exchange of Shares for cash and CVRs pursuant to the Offer or the Merger, as applicable, is treated as an open transaction or, alternatively, as a closed transaction for U.S. federal income tax purposes. Under either “open” or “closed” transaction treatment, gain or loss generally will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged pursuant to the Merger. To the extent required to take a position, each of the Purchaser and Albireo intend to act consistently for applicable tax purposes with open transaction treatment.

Treatment as Open Transaction. If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. Holder should generally recognize capital gain for U.S. federal income tax purposes on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger if and to the extent the amount of cash received in such exchange exceeds such U.S. Holder’s adjusted U.S. federal income tax basis in the Shares sold or exchanged. However, a U.S. Holder may not be able to recognize loss for U.S. federal income tax purposes in connection with the closing of the Offer or the Effective Time even if its adjusted U.S. federal income tax basis exceeds the amount of cash received as of the closing of the Offer or the Effective Time, as the case may be, and instead may be required to defer recognition of loss (and the determination of the amount of such loss) until the U.S. Holder’s right to receive further payments under the CVRs terminates (e.g. when the Milestone is achieved and the Milestone Payment becomes due, the Milestone Period lapses without achieving the Milestone, or, possibly, if the U.S. Holder abandons its CVRs), as discussed below.

The fair market value of the CVRs generally would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, and the U.S. Holder would have no U.S. federal income tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments may be treated as interest income under Section 483 of the Code (as discussed below under “Imputed Interest”) and the balance, in general, would be treated as additional consideration for the disposition of the Shares. The portion of payments on the CVRs not treated as imputed interest under Section 483 of the Code will generally be treated as gain to the extent the sum of such payments (and all previous payments under the CVRs), together with the cash received upon the closing of the Offer or Merger, exceeds such U.S. Holder’s adjusted U.S. federal income tax basis in the Shares surrendered pursuant to the Offer or Merger. Subject to the imputed interest rules discussed below, a U.S. Holder that does not receive cash pursuant to the Offer or Merger (including for this purpose any cash received as payments on the CVRs) in an amount at least equal to such U.S. Holder’s adjusted U.S. federal income tax basis in the Shares surrendered pursuant to the Offer or Merger may be able to recognize a capital loss upon termination of the U.S. Holder’s right to receive further payments under the CVR (e.g. if the Milestone is achieved and the Milestone Payment becomes due, or the Milestone Period lapses without achieving the Milestone), or possibly upon such U.S. Holder’s abandonment of its CVRs. Any such capital gain or loss will be long-term if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.

Treatment as Closed Transaction. If the receipt of the CVRs is treated as part of a closed transaction for U.S. federal income tax purposes, then a U.S. Holder generally would recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger, in an amount equal to the difference, if any, between: (i) the amount of cash received plus the fair market value (determined as of the closing of the Offer or the Effective Time, as the case may be) of any CVRs received; and (ii) the U.S. Holder’s adjusted U.S. federal income tax basis in the Shares sold or exchanged. The proper method to determine the fair market value of a CVR is not clear. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger. Any capital gain or loss recognized will be long-term capital gain or loss if the Holder’s holding period for such Shares exceeds one year. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s initial U.S. federal income tax basis in a CVR received in either the Offer or the Merger would equal the fair market value of such CVR as determined for U.S. federal income tax purposes. The holding period for a CVR would begin on the day following the date of the closing of the Offer or the Effective Time, as the case may be.

There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs would be uncertain. For example, if a payment is made with respect to a CVR, it could be treated as a payment with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. It is unclear how a U.S. Holder of the CVRs would recover its adjusted tax basis with respect to payments thereon. It is also possible that, were the payment to be treated as being made with respect to the sale of a capital asset, a portion of such payment may constitute imputed interest under Section 483 of the Code (as described below under “Imputed Interest”).

Imputed Interest. A portion of the payments made with respect to a CVR may be treated as imputed interest, which would be ordinary income to the U.S. Holder of a CVR. The portion of any payment made with respect to a CVR treated as imputed interest under Section 483 of the Code will be determined at the time such payment is made and generally should equal the excess of: (i) the amount of the payment in respect of the CVRs; over (ii) the present value of such amount as of the closing of the Offer or the Effective Time, as the case may be, calculated using the applicable federal rate published by the IRS as the discount rate. A U.S. Holder must include in its taxable income interest imputed pursuant to Section 483 of the Code using such Holder’s regular method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Any gain realized by a Non-U.S. Holder upon the tender of Shares pursuant to the Offer or the exchange of Shares pursuant to the Merger, as the case may be, generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the U.S.), in which case the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder (as described above under “U.S. Holders”), except that if the Non-U.S. Holder is a non-U.S. corporation, an additional branch profits tax may apply at a rate of 30% (or a lower applicable treaty rate); or

•

the Non-U.S. Holder is a nonresident alien individual who is present in the U.S. for 183 days or more in the taxable year of the closing of the Offer or the Effective Time, as the case may be, and certain other conditions are met, in which case the Non-U.S. Holder may be subject to a 30% U.S. federal income tax (or a tax at a reduced rate under an applicable income tax treaty) on such gain (net of certain U.S.-source losses).

Generally, if payments are made to a Non-U.S. Holder with respect to a CVR, such Non-U.S. Holder may be subject to withholding at a rate of 30% (or a lower applicable treaty rate) on the portion of any such payments treated as imputed interest (as discussed above under “U.S. Holders – Treatment as Open Transaction”), or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the CVRs unless such Non-U.S. Holder establishes its entitlement to exemption from or a reduced rate of withholding under an applicable tax treaty by providing the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) to the applicable withholding agents. As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Purchaser or the applicable withholding agent may be required to withhold additional amounts on payments with respect to the CVRs.

Information Reporting, Backup Withholding and FATCA. Information reporting generally will apply to payments to a Holder pursuant to the Offer or the Merger (including payments with respect to a CVR),

unless such Holder is an entity that is exempt from information reporting and, when required, properly demonstrates its eligibility for exemption. Any payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding (currently at a rate of 24%), unless such U.S. Holder: (i) provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption; and (ii) with respect to payments on the CVRs, provides the rights agent with the certification documentation in clause (i) of this sentence or otherwise establishes an exemption from backup withholding tax.

The information reporting and backup withholding rules that apply to payments to a Holder pursuant to the Offer and Merger generally will not apply to payments to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E or other applicable IRS Form W-8) or otherwise establishes an exemption. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

Certain stockholders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is properly and timely furnished by such U.S. Holder to the IRS.

Tax information provided to a U.S. Holder and the IRS on IRS Form 1099-B for the year of the Offer or the Merger, as applicable, may reflect only the cash amounts paid to the U.S. Holder on the Offer or the Merger and not the fair market value of the U.S. Holder’s interest in payments made (or to be made) on the CVRs. Accordingly, a U.S. Holder that treats the Offer or the Merger as a “closed transaction” for U.S. federal income tax purposes may receive an IRS Form 1099-B reporting an amount received that is less than the amount such U.S. Holder will realize in the year of the Offer or the Merger, as applicable. In addition, any IRS Form 1099-B a U.S. Holder receives with respect to payments on the CVRs may reflect the entire amount of the CVR payments paid to the U.S. Holder (except imputed interest) and therefore may not take into account the fact that the U.S. Holder already included the value of such payments in such U.S. Holder’s amount realized in the year of the Offer or the Merger. As a result, U.S. Holders reporting under this method should not rely on the amounts reported to them on IRS Forms 1099-B with respect to the Offer or the Merger. U.S. Holders are urged to consult their tax advisors regarding how to accurately report their income under this method.

Under the “Foreign Account Tax Compliance Act” provisions of the Code, related U.S. Treasury guidance and related intergovernmental agreements (“FATCA”), Ipsen or another applicable withholding agent will be required to withhold tax at a rate of 30% on the portion of payments on the CVRs reported as imputed interest, or possibly the entire CVR payment depending on the U.S. federal income tax treatment of the receipt of the CVRs, if a Non-U.S. Holder fails to meet prescribed certification requirements. In general, no such withholding will be required with respect to a person that timely provides certifications that establish an exemption from FATCA withholding on a valid IRS Form W-8. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the CVRs.

THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE OFFER OR THE MERGER OR THE OWNERSHIP OF CVRS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE OFFER AND MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES. NOTHING IN THIS SUMMARY IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

6.	Price Range of Shares; Dividends.

According to Albireo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and

September 30, 2022, the Shares are traded on Nasdaq under the symbol “ALBO.” Albireo has advised Ipsen that, as of the close of business on January 20, 2023, 20,863,673 Shares were issued and outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on Nasdaq with respect to the fiscal years ended December 31, 2021 and 2022 and the current fiscal year.

Fiscal Year Ended December 31, 2021	High	Low
First Quarter	$42.85	$32.03
Second Quarter	36.87	28.90
Third Quarter	35.98	27.36
Fourth Quarter	31.29	21.19

Fiscal Year Ended December 31, 2022	High	Low
First Quarter	$33.74	$23.94
Second Quarter	37.29	18.54
Third Quarter	26.37	16.32
Fourth Quarter	23.78	18.01

Current Fiscal Year	High	Low
First Quarter (through January 20, 2023)	$44.10	$21.37

On January 20, 2023, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on Nasdaq during normal trading hours was $43.81 per Share.

Albireo has never paid cash dividends on its common stock. In Albireo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, Albireo indicated that it would continue to retain its future earnings for the development and growth of its business. Additionally, under the terms of the Merger Agreement, Albireo is not permitted to declare or pay any dividends on or make other distributions in respect of its capital stock. See Section 14 – “Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following the Offer Closing.

Nasdaq Listing. The Shares are currently listed on Nasdaq. Immediately following the consummation of the Merger (which is required to occur at 1:00 a.m., Eastern Time, on the same date as the consummation of the Offer, unless otherwise agreed by Albireo, Ipsen and Purchaser), the Shares will no longer meet the requirements for continued listing on Nasdaq, and Ipsen will seek to cause the listing of Shares on Nasdaq to be discontinued as soon as the requirements for termination of the listing are satisfied.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Such registration may be terminated upon application of Albireo to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Albireo to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Albireo, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Albireo and persons holding “restricted securities” of Albireo to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for listing on Nasdaq. Ipsen intends to, and will cause the Surviving Corporation to, terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

Margin Regulations. The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit based on the use of Shares as collateral. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning Albireo.

The following description of Albireo and its business has been taken from Albireo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on March 1, 2022 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May 16, 2022, August 15, 2022 and November 8, 2022, respectively, and is qualified in its entirety by reference to such Form 10-K and Form 10-Qs.

Albireo is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel bile acid modulators to treat orphan pediatric liver diseases and other liver or gastrointestinal diseases and disorders. Albireo’s product Bylvay has been approved in the United States for the treatment of pruritus in patients with progressive familial intrahepatic cholestasis (“PFIC”) ages three months or older and authorized in Europe for the treatment of PFIC in patients ages six months or older. In October 2021, the FDA granted Albireo orphan drug exclusivity for Bylvay for the treatment of pruritus in patients ages 3 months or older with PFIC. In July 2021, the European Medicines Agency, granted Albireo orphan drug exclusivity for Bylvay for the treatment of patients 6 months or older with PFIC. In September 2021, Bylvay was also granted marketing authorization by the UK Medicines and Healthcare Products Regulatory Agency, for the treatment of PFIC in patients 6 months or older. Bylvay is available by prescription to patients in the United States and became available by prescription to patients in Germany in September 2021 and in the United Kingdom in the second quarter of 2022. PFIC is a rare, life-threatening genetic disorder affecting young children, and Bylvay is the first approved drug treatment in the disease.

Albireo was incorporated under the laws of the State of Delaware in December 2003 under the name “Global Positioning Group, Ltd.” and subsequently changed its name to “Biodel Inc.” On November 3, 2016, Albireo completed a share exchange transaction in which Albireo Limited became a wholly-owned subsidiary of Albireo. As a result of the share exchange transaction, Albireo’s corporate name was changed to “Albireo Pharma, Inc.” and the business of Albireo Limited became its business. Albireo’s principal executive offices are located at 53 State Street, 19th Floor, Boston, MA 02109, and Albireo’s telephone number is (857) 254-5555. Albireo’s Internet website is http://www.albireopharma.com.

Available Information. Albireo is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Albireo’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Albireo’s securities, any material interests of such persons in transactions with Albireo and other matters is required to be disclosed in proxy statements and periodic reports distributed to Albireo’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as Albireo, who file electronically with the SEC. The address of that site is https://www.sec.gov. Albireo also maintains an Internet website at http://www.albireopharma.com. The information contained in, accessible from or connected to Albireo’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of Albireo’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning Albireo contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by Albireo. Although we have no knowledge that any such information contains any misstatements or omissions, none of Ipsen, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Paying Agent assumes responsibility for the accuracy or completeness of the information concerning Albireo contained in such documents and records or for any failure by Albireo to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Ipsen, Purchaser and Related Entities.

General. Purchaser is a Delaware corporation with its principal offices located at One Main Street, Cambridge, MA 02142. The telephone number of Purchaser is (617) 679-8500. Purchaser is a wholly owned subsidiary of Ipsen Biopharmaceuticals, Inc. (“Ipsen”), a Delaware corporation and wholly owned subsidiary of Guarantor. Purchaser was formed for the purpose of making a tender offer for all of the Shares of Albireo and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

Ipsen is a Delaware corporation with its principal offices located at One Main Street, Cambridge, MA 02142. The telephone number of Ipsen is (617) 679-8500. Guarantor, Ipsen Pharma SAS, is a French société par actions simplifiée, and Ipsen SA is a French société anonyme, both with principal offices located at 65 Quai Georges Gorse, 92100 Boulogne Billancourt, France. The telephone number of Ipsen SA and Guarantor is +33 1 58 33 50 00. Ipsen SA’s American Depositary Receipts and Ordinary Shares trade on the OTC Markets under the trading symbols “IPSEY” and “IPSEF,” respectively. Ipsen SA, Guarantor and Ipsen develop and commercialize innovative medicines in three key therapeutic areas – Oncology, Rare Disease and Neuroscience.

The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of Ipsen SA, Guarantor, Ipsen and Purchaser (collectively, the “Offerors”) and certain other information are set forth in Schedule A hereto.

During the last five years, none of the Offerors or, to the knowledge of the Offerors, any of the persons listed in Schedule A hereto: (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors and convictions that have been overturned on appeal); or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as otherwise described in this Offer to Purchase: (i) none of the Offerors, any majority-owned subsidiary of such entities or, to their knowledge, any of the persons listed in Schedule A hereto or any associate or of any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares; and (ii) none of the Offerors or, to their knowledge, any of the persons or entities referred to in clause (i) above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. As of the date of this Offer to Purchase, none of the Offerors owns shares of Common Stock of Albireo. As discussed in Section 10 – “Background of the Offer; Contacts with Albireo,” any Shares owned by Ipsen, Purchaser or any other direct or indirect wholly owned subsidiary of Ipsen as of immediately prior to the Effective Time will be automatically cancelled in the Merger for no consideration (including that no CVRs will be issued in respect of such Shares). Ipsen is not restricted from transferring or disposing of any such Shares prior to the Effective Time.

Except as otherwise described in this Offer to Purchase, none of the Offerors or, to their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Albireo, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of the Offerors or, to their knowledge, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with Albireo or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of the Offerors or any of their subsidiaries or, to their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and Albireo or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Ipsen and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and any amendments thereto, including exhibits, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The Schedule TO and the exhibits thereto, as well as other information with respect to the Offer filed by Ipsen SA with the SEC, are available at the SEC’s website on the Internet at www.sec.gov.

10.	Background of the Offer; Contacts with Albireo.

Background of the Offer and the Merger; Past Contacts or Negotiations between Ipsen SA, Guarantor, Ipsen, Purchaser and Albireo. The following is a description of contacts between representatives of Ipsen SA, Guarantor, Ipsen and Purchaser with representatives of Albireo that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Albireo’s activities relating to these contacts, please refer to Albireo’s Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

Background of the Offer and the Merger

The following chronology summarizes the key meetings and other events between Ipsen and Albireo that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation between Ipsen and Albireo and their respective representatives. For a summary of additional activities of Albireo relating to the signing of the Merger Agreement, please refer to the Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

On January 17, 2022, an affiliate of Ipsen entered into a mutual non-disclosure agreement with Albireo in connection with a potential transaction relating to Albireo’s A3907 compound (the “January NDA”). The January NDA did not contain a standstill provision. Ipsen then began a due diligence process in respect of such a transaction, and the parties explored such a transaction until August 2022, but no transaction ultimately resulted.

In May 2022, Ipsen began internally assessing a potential acquisition of Albireo as a whole.

On June 10, 2022, Albireo and an affiliate of Ipsen entered into a second mutual non-disclosure agreement in order to facilitate discussions regarding a potential transaction pertaining to Albireo’s ongoing and prospective R&D and commercial programs and platform technologies (such as, but not limited to, Bylvay) (the “June NDA”). The June NDA did not contain a standstill provision. Until August 2022, the parties discussed a potential licensing partnership in certain international markets, but no transaction ultimately resulted.

On September 23, 2022, Philippe Lopes-Fernandes, Executive Vice President, Chief Business Officer of Ipsen, reached out to Constantine Chinoporos, Albireo’s Chief Business Officer, to convey Ipsen’s broader strategic interest in Albireo.

On October 25, 2022, Ipsen’s board of directors (the “Ipsen Board”) was notified of a potential strategic transaction with Albireo by Ipsen’s executive management for the first time at a meeting of the Ipsen Board the following day, at which Ipsen’s executive management sought approval to submit a non-binding offer to Albireo for a potential acquisition of 100% of the equity interests of Albireo.

On November 3, 2022, Mr. Lopes-Fernandes reached out to Mr. Chinoporos to suggest a meeting in mid-November 2022 with Ipsen’s key leadership team to discuss Ipsen’s interest in a potential strategic transaction with Albireo. On that call, Mr. Chinoporos indicated that he would connect Mr. Lopes-Fernandes with a representative of Centerview Partners LLC, Albireo’s financial advisor (“Centerview”). Later the same day, Mr. Lopes-Fernandes connected a representative of Centerview with Goldman Sachs, Ipsen’s financial advisor (“Goldman”).

On November 16, 2022, Mr. Lopes-Fernandes wrote a letter to Mr. Cooper, setting forth a non-binding proposal from Ipsen for the acquisition of all of the Shares for $32.00 per Share in cash at closing, plus one contingent value right per Share representing the right to receive a one-time cash payment of $5.00 per Share contingent upon and payable at the first commercial sale of Bylvay for the treatment of biliary atresia (provided that such first commercial sale of Bylvay occurred prior to FDA approval of Livmarli for the treatment of biliary atresia).

On November 18, 2022, Centerview sent a bid process letter to a group of potential bidders, including Ipsen, inviting each of them to submit a written non-binding proposal for the acquisition of Albireo no later than December 6, 2022.

Also on November 18, 2022, representatives of Ipsen, certain representatives of Orrick, Herrington & Sutcliffe LLP, legal counsel to Ipsen (“Orrick”), and certain representatives of Goldman were given access to a virtual data room established by Albireo. Ipsen and its advisors (including Goldman and Orrick) began their business and legal due diligence of Albireo to assess potential risks in connection with the potential strategic transaction.

On December 5, 2022, the Ipsen Board met to discuss the potential transaction and the possibility of submitting a revised non-binding offer and ultimately decided not to submit a revised non-binding offer on December 6, 2022. Ipsen did, however, indicate to Albireo that Ipsen would continue its due diligence review of Albireo, that Ipsen remained interested in a potential strategic transaction with Albireo and, as such, the Ipsen Board would be organized in mid-December 2022.

On December 19, 2022, following further discussions between Ipsen and Albireo, and approval by the Ipsen Board authorizing Ipsen to submit a revised non-binding offer, Ipsen submitted a second non-binding indication of interest for the acquisition of all of the Shares for $38.00 per Share in cash at closing, plus one contingent value right per Share representing the right to receive a one-time cash payment of $10.00 per Share contingent upon the first commercial sale of Bylvay in the United States for the treatment of biliary atresia (provided, that FDA approval of Bylvay for the treatment of biliary atresia is granted by December 31, 2027 based on the results of the BOLD Study and the first commercial sale of Bylvay occurs prior to FDA approval of Livmarli for the treatment of biliary atresia).

On December 22, 2022, Centerview sent a second process letter that invited bidders, including Ipsen, to submit a markup of the “auction draft” of the Merger Agreement by January 2, 2023 and their final bid proposal, containing financial price, by January 6, 2023, also accompanied by the final draft of the Merger Agreement in the form that such bidder would be ready to execute.

On December 26, 2022, Ipsen received the “auction draft” of the Merger Agreement from Centerview.

On December 29, 2022, Orrick received the “auction draft” of the CVR Agreement from Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”).

On January 2, 2023, Orrick sent revised drafts of the Merger Agreement and CVR Agreement to Paul Weiss.

On January 5, 2023, Paul Weiss sent revised drafts of the Merger Agreement and CVR Agreement on behalf of Albireo to Orrick.

On January 6, 2023, Ipsen submitted to Centerview and Paul Weiss revised drafts of the Merger Agreement and the CVR Agreement, along with a proposal that offered $42.00 per Share in cash at closing, plus one contingent value right per Share representing the right to receive a one-time cash payment of $10.00 contingent upon receipt of FDA approval of Bylvay for the treatment of biliary atresia by December 31, 2027. Along with this proposal, Ipsen indicated that they would be ready to sign the transaction by Sunday, January 8, 2023 if definitive transaction documents could be finalized. Later that same day, Ipsen received news from Albireo that the Albireo Board had decided that Albireo would advance negotiations with Ipsen.

From January 6, 2023 to January 8, 2023, Albireo, Ipsen and their respective legal counsel negotiated the terms of the Merger Agreement and the CVR Agreement, including the size of the termination fee that would be payable by Albireo under specified circumstances, the parties’ obligations to obtain required regulatory approvals, the representations and warranties, the interim operating restrictions and the terms of the milestone payment under the CVR Agreement.

Later on January 8, 2023, the Ipsen Board and the Albireo Board each unanimously approved the transaction and the Albireo Board recommended that the stockholders of Albireo tender their shares in a tender offer to be initiated by Ipsen pursuant to the Merger Agreement. The parties executed and delivered the final Merger Agreement that evening.

Early in the morning of January 9, 2023, prior to opening of trading on the Euronext and Nasdaq Stock Exchanges, Ipsen and Albireo each issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of the Offer to acquire all of the Shares for the Merger Consideration.

On January 23, 2023, Ipsen commenced the Offer and filed this Schedule TO.

11.	Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer. The purpose of the Offer and the Merger is for Ipsen to acquire Albireo. Pursuant to the Merger, Ipsen will acquire all of the outstanding stock of Albireo not purchased pursuant to the Offer or otherwise.

Stockholders of Albireo who sell their Shares in the Offer will cease to have any equity interest in Albireo or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we do not anticipate seeking the approval of Albireo’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL generally provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of Albireo in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for Albireo. At the Effective Time, the certificate of incorporation of Albireo as in effect immediately prior to the Effective Time will be amended and restated in its entirety pursuant to the terms of the Merger Agreement to conform to the form previously agreed to by the parties. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser’s directors immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Surviving Corporation shall be the respective individuals who served as the officers of Purchaser as of immediately prior to the Effective Time, in each case, until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Summary of the Merger Agreement – Board of Directors and Officers” below.

As soon as practicable after the consummation of the Merger, Ipsen will integrate the business, operations and assets of Albireo with Ipsen’s existing business. The common stock of Albireo will be delisted and will no longer be quoted on Nasdaq.

Except as disclosed in this Offer to Purchase, Ipsen and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of Albireo, the disposition of securities of Albireo, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Albireo or the sale or transfer of a material amount of assets of Albireo.

Summary of the Merger Agreement and Certain Other Agreements.

Merger Agreement

The following summary of the material provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified in their entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Albireo with the SEC on January 9, 2023 and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Albireo.” Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual information about Ipsen, Purchaser, Albireo or Guarantor or the Transactions contained in public reports filed by Ipsen or Albireo with the SEC. Such information can be found elsewhere in this Offer to Purchase. The Merger Agreement and the summary of its terms contained in the Current Report on Form 8-K filed by Albireo with the SEC on January 9, 2023, are incorporated herein by reference as required by applicable SEC regulations and solely to inform investors of its terms. The Merger Agreement contains representations, warranties and covenants, which were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (and, in the case of certain covenants relating to indemnification of directors and officers, for the benefit of directors and officers of Albireo designated as third-party beneficiaries), and are intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures in confidential disclosure schedules delivered by Albireo to Ipsen and Purchaser in connection with the signing of the Merger Agreement, and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, Albireo. The holders of Shares and other investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Albireo, Ipsen, Purchaser, Guarantor or any of their respective subsidiaries or affiliates.

Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of Albireo at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about Albireo in Albireo’s public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Albireo’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Transactions, Albireo, Ipsen, Purchaser, Guarantor, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into, the Tender Offer Statement on Schedule TO and related exhibits, including this Offer to Purchase, and Albireo’s Solicitation/Recommendation Statement on Schedule 14D-9 filed by Albireo on January 23, 2023, as well as in Albireo’s other public filings.

The Offer

Principal Terms of the Offer

Purchaser’s obligation to accept for payment and pay for any Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the Minimum Condition (as defined below) and the other conditions that are described in Section 13 — “Conditions of the Offer” (each, an “Offer Condition” and collectively, the “Offer Conditions”). Subject to the satisfaction of the Minimum Condition and the satisfaction (or waiver by Ipsen) of the other Offer Conditions, the Merger Agreement provides that Purchaser will, and Ipsen will cause Purchaser to, irrevocably accept for payment, and pay for, all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable (and in any event within two business days) after the Expiration Date. Acceptance of all such validly tendered Shares for payment pursuant to and subject to the conditions of the Offer, which will occur on February 21, 2023, following the Offer

Acceptance Time, unless one or more Offer Conditions is not satisfied as of such date, in which case we may, and in some circumstances must (as further described below), extend the Offer pursuant to the terms of the Merger Agreement. The Offer may not be terminated or withdrawn prior to the Expiration Date (including any rescheduled Expiration Date) unless the Merger Agreement is terminated in accordance with its terms.

Purchaser expressly reserves the right to increase the Offer Price or waive any Offer Condition (other than the Minimum Condition and the Termination Condition (as defined below)); provided that, unless otherwise provided by the Merger Agreement, without the prior written consent of Albireo, neither Ipsen nor Purchaser will:

•	decrease the Offer Price;

•	change the form of consideration payable in the Offer;

•	decrease the number of Shares sought to be purchased in the Offer;

•	impose conditions or requirements to the Offer in addition to the Offer Conditions;

•

amend or modify any of the Offer Conditions or any other terms or conditions of the Merger Agreement in a manner that would, or would reasonably be expected to, adversely affect any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Ipsen or Purchaser to consummate the Offer, the Merger or the other Transactions (except to effect an extension of the Offer to the extent expressly permitted or required by the Merger Agreement);

•	change or waive the Minimum Condition;

•	extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or

•	provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Offer may not be terminated or withdrawn prior to the Expiration Date (or any rescheduled Expiration Date), unless the Merger Agreement is terminated in accordance with its terms.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Expiration Date and in which Ipsen is required to cause Purchaser to extend the Expiration Date. Specifically, subject to the parties’ rights to terminate the Merger Agreement in accordance with its terms, the Merger Agreement provides that (i) if, as of the scheduled Expiration Date, any Offer Condition (other than those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time) is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of Albireo or any other person), extend the Offer on one or more occasions, for an additional period of up to 10 business days per extension, to permit such Offer Condition to be satisfied; (ii) Purchaser will extend the Offer from time to time for (A) any period required by applicable Legal Requirements, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; and periods of up to 10 business days per extension, until the Regulatory Condition (as defined below in Section 13 – “Conditions of the Offer”) has been satisfied; (iii) if, as of the then-scheduled Expiration Date, any other Offer Condition (other than the Minimum Condition and those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time) is not satisfied and has not been waived, Purchaser will extend the Offer on one or more occasions for an additional period specified by Purchaser of up to 10 business days per extension to permit such Offer Condition to be satisfied; and (iv) if, as of the scheduled Expiration Date, the Minimum Condition is not satisfied but all other Offer Conditions (other than those Offer Conditions that by their terms are to be satisfied at the Offer Acceptance Time) have been satisfied or waived, (A) at the written request of Albireo, Purchaser will extend the Offer on up to two occasions for an additional period specified by Albireo of up to 10 business days per any such extension to permit the Minimum Condition to be satisfied, and (B) Purchaser may extend the Offer on up to two occasions for an additional period specified by Albireo of up to 10 business days per any such extension to permit the Minimum Condition to be satisfied. In no event will Purchaser (1) extend or be required to extend the Offer beyond the earlier to occur of (the “Extension Deadline”) (x) the valid termination of the Merger Agreement in accordance therewith and (y) the first business day immediately following the End Date (as defined below); or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of Albireo. If, at the then-scheduled Expiration Date, a party to the Merger Agreement brings or shall have brought any legal proceeding in accordance with the Merger Agreement to enforce specifically the performance of the terms and provisions of the Merger Agreement, the Expiration Date shall be extended (i) for the period during which such legal proceeding is pending or (ii) by such other time period established by the Governmental Body presiding over such legal proceeding, as the case may be; provided, however, that Purchaser shall not be required to extend the Offer to a date later than the End Date unless either Ipsen or Purchaser is then prohibited from terminating the Merger Agreement pursuant to the provisions thereof, in which case, Purchaser shall be required to extend the Offer beyond the End Date. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.

Purchaser has agreed that it will (and Ipsen has agreed to cause Purchaser to) promptly terminate the Offer, and will not acquire any Shares pursuant thereto, upon any valid termination of the Merger Agreement prior to the Offer Acceptance Time.

Offer Conditions

The Offer Conditions are described in Section 13 — “Conditions of the Offer.”

Schedule 14D-9 and Board Recommendation

The Merger Agreement provides that as promptly as practicable on the date of commencement of the Offer, (i) Albireo will file with the SEC and mail or otherwise disseminate to holders of Shares, to the extent required by applicable federal securities laws and regulations, including Rule 14D-9 under the Exchange Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that reflect the Company Board Recommendation (as defined below) and a notice of appraisal rights as contemplated by Section 262 of the DGCL (subject to the terms and conditions of the Merger Agreement) and (ii) otherwise comply with the requirements of Rules 14d-5 and 14d-9 promulgated under the Exchange Act, as and to the extent required by applicable Legal Requirements.

The Merger

Principal Terms of the Merger

The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Albireo, and the separate corporate existence of Purchaser will cease, and Albireo will continue as the Surviving Corporation. The Merger will be governed by Section 251(h) of the DGCL and, assuming the conditions to the Merger have been satisfied or waived, the consummation of the Merger will take place electronically by exchange of signatures at 1:00 a.m., Eastern Time, on the same date as the consummation of the Offer (unless otherwise agreed by Albireo, Ipsen and Purchaser) without a vote on the adoption of the Merger Agreement by Company stockholders.

The certificate of incorporation of the Surviving Corporation will be amended and restated as of the Effective Time to conform to the form previously agreed to by the parties. The bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time.

Under the Merger Agreement, as of immediately after the Effective Time, the directors of Purchaser as of immediately prior to the Effective Time will be the directors of the Surviving Corporation and the officers of Purchaser as of immediately prior to the Effective Time will be the officers of the Surviving Corporation.

The obligations of Albireo, Ipsen and Purchaser to complete the Merger are subject to the satisfaction of the following conditions:

•

there must not have been issued by any court of competent jurisdiction and remain in effect any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger, by any Governmental Body, which directly or indirectly prohibits, or makes illegal, the consummation of the Merger (provided that Ipsen and Purchaser are not permitted to invoke this condition unless it shall have taken all actions required under the Merger Agreement to have any such order lifted); and

•	Purchaser (or Ipsen on Purchaser’s behalf) must have accepted for payment all of the Shares validly tendered pursuant to the Offer and not properly withdrawn.

The Offer Conditions are described in Section 13 — “Conditions of the Offer.”

Conversion of Capital Stock at the Effective Time

At the Effective Time, any Shares held immediately prior to the Effective Time (other than Shares (a) held by Albireo (or in Albireo’s treasury) or any subsidiary of Albireo, or by Ipsen, Purchaser or any other direct or indirect wholly owned subsidiary of Ipsen, or by stockholders of Albireo who have properly exercised and perfected their statutory rights of appraisal under Delaware law, or (b) irrevocably accepted for purchase in the Offer) will be converted into the right to receive (A) the Closing Amount, plus (B) one CVR, in each case, without interest thereon ((A) and (B) collectively, the “Merger Consideration”), subject to any withholding of taxes required by applicable Legal Requirements. As a result of the Merger, Albireo will cease to be a publicly traded Company.

At the close of business on the day of the Effective Time, the stock transfer books of Albireo with respect to the Shares will be closed and thereafter there will be no further registration of transfers of Shares on the records of Albireo. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares other than the right to receive, upon surrender stock of certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Shares of a holder who exercises appraisal rights in accordance with the DGCL, the rights set forth in Section 262 of the DGCL.

Treatment of Stock Options and Restricted Stock Units in the Merger

The Merger Agreement provides that, at the Effective Time:

•	each then-outstanding Albireo Option, whether vested or unvested, will be treated as follows:

•

each Albireo Option that was granted prior to the date of the Merger Agreement having an exercise price per Share that is less than the Closing Amount will be cancelled and converted into the right to receive (A) cash in an amount, without interest, equal to the product of (x) the total number of Shares subject to such Albireo Option immediately prior to the Effective Time multiplied by (y) the excess of (I) the Closing Amount over (II) the exercise price payable per Share under such Albireo Option and (B) one CVR for each Share subject to such Albireo Option immediately prior to the Effective Time;

•	each Albireo Option that was granted prior to the date of the Merger Agreement having an exercise price per Share that is equal to or greater than the Closing Amount and less than the Offer

Price will be cancelled and converted into the right to receive, if the Milestone is achieved, cash in an amount equal to the product of (A) the total number of Shares subject to such Albireo Option immediately prior to the Effective Time multiplied by (B) the excess of (x) the sum of (I) the Closing Amount and (II) the amount per Share in cash payable on the Milestone Payment Date under the CVR Agreement over (y) the exercise price payable per-Share under such Albireo Option; and

•

each Albireo Option (A) that was granted on or after the date of the Merger Agreement or (B) having an exercise price per Share that is equal to or greater than the Offer Price will be cancelled without consideration, and have no further force or effect; and

•	each then-outstanding Albireo RSU will be treated as follows:

•

each Albireo RSU that was granted prior to the date of the Merger Agreement, and each Albireo RSU that was granted on or after the date of the Merger Agreement and that is designated in the confidential disclosure schedules as an “Accelerated 2023 RSU,” will be cancelled and converted into the right to receive (1) cash in an amount, without interest, equal to the product of (x) the total number of Shares subject to such Albireo RSU immediately prior to the Effective Time multiplied by (y) the Closing Amount and (2) one CVR for each Share subject to such Albireo RSU immediately prior to the Effective Time; and

•

each Albireo RSU that was granted on or after the date of the Merger Agreement and that is designated in the confidential disclosure schedules as a “Cancelled 2023 RSU” will be cancelled and have no further force or effect, and a cash retention award program will be established following the Effective Time.

Treatment of the Company ESPP

Pursuant to the Merger Agreement, Albireo must take all necessary actions to (i) provide that each employee participating in the offering period under the ESPP that is in progress on the date of the Merger Agreement shall not be permitted to increase the percentage of his or her earnings pursuant to the ESPP from the individual’s applicable elected percentage of earnings that was in effect when the offering period commenced, or make any non-payroll contributions to the ESPP on or following the date of the Merger Agreement; (ii) ensure that no new offering period under the ESPP will be authorized or commence on or after the date of the Merger Agreement; (iii) if the Effective Time will occur prior to the end of the final offering period, provide each individual participating in the final offering with notice of the Transactions; (iv) cause the final offering to end no later than the date that is immediately prior to the Effective Time; (v) make any pro rata adjustments that may be necessary to reflect the shortened length of the final offering period; (vi) cause each participant’s accumulated contributions under the ESPP to be used to purchase Shares in accordance with the ESPP as of the end of the final offering period; (vii) provide that the applicable purchase price for Shares will not be decreased below the levels set forth in the ESPP as of the date of the Merger Agreement; and (viii) ensure that no further rights are granted under the ESPP after the Effective Time and that, immediately prior to and effective as of the Effective Time (but subject to the consummation of the Transactions), terminate the ESPP.

Adjustments to the Offer Price and Merger Consideration

The Merger Agreement provides that if, between the date of the Merger Agreement and the Offer Acceptance Time there is any change in the outstanding number or class of the Shares, including by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price will be appropriately adjusted to reflect such change.

Representations and Warranties

In the Merger Agreement, Albireo has made customary representations and warranties to Ipsen and Purchaser with respect to:

•	due organization; subsidiaries;

•	certificate of incorporation and bylaws;

•	capitalization;

•	SEC filings; financial statements;

•	absence of changes;

•	title to assets;

•	real property;

•	intellectual property;

•	contracts;

•	liabilities;

•	compliance with Legal Requirements;

•	regulatory matters;

•	certain business practices;

•	governmental authorizations;

•	tax matters;

•	employee matters; employee plans;

•	environmental matters;

•	insurance;

•	legal proceedings; orders;

•	authority; binding nature of agreement;

•	Section 203 of the DGCL;

•	non-contravention; consents;

•	opinion of financial advisors;

•	financial advisors; and

•	no other representations.

Some of the representations and warranties in the Merger Agreement made by Albireo are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means an event, change, occurrence, circumstance or development that has a material adverse effect on the business, financial condition or results of operations of Albireo and its subsidiaries, taken as a whole; provided, that, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect on Albireo:

•	any change in the market price or trading volume of Albireo’s stock;

•

any event, change, occurrence, circumstance or development resulting from the execution, announcement, pendency or consummation of the Transactions other than for purposes of the regulatory covenant in the Merger Agreement and the non-contravention representation made by Albireo;

•

any event, occurrence, circumstance, change or effect in the industries in which Albireo or any of its subsidiaries operates or in the economy generally or other general business, financial or market conditions, except to the extent (and only to the extent) that Albireo is adversely affected materially disproportionately relative to the other participants in such industries or the economy generally, as applicable;

•	any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to fluctuations in the value of any currency;

•

any event, circumstance, change or effect arising directly or indirectly from or otherwise relating to any act of terrorism, war (whether or not declared), national or international calamity, sabotage or terrorism, pandemic or epidemic (including COVID-19) or quarantine restrictions imposed by a Governmental Body in response to such pandemic or epidemic, or any other similar event, any volcano, tsunami, earthquake, hurricane, tornado or other natural disaster, weather-related event or act of God or any other force majeure event, except to the extent (and only to the extent) that such event, circumstance, change or effect materially disproportionately affects Albireo relative to other participants in the industries or geographies in which Albireo operates or the economy generally, as applicable;

•	the failure of Albireo to meet internal or analysts’ expectations or projections or the results of operations of Albireo;

•

any adverse effect arising directly from or otherwise directly relating to any action taken by Albireo at the written direction of Ipsen or any action specifically required to be taken by Albireo, or the failure of Albireo to take any action that Albireo is specifically prohibited by the terms of the Merger Agreement from taking to the extent Ipsen fails to give its consent thereto after a written request therefor pursuant to the Merger Agreement;

•	any event, occurrence, circumstance, change or effect resulting or arising from Ipsen’s or Purchaser’s breach of the Merger Agreement;

•

any event, occurrence, circumstance, change or effect arising directly or indirectly from or otherwise relating to any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirements or GAAP (or interpretations of any Legal Requirements or GAAP); or

•

any regulatory, non-clinical, clinical or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any product or product candidate of Albireo or with respect to any product of Ipsen or any of its Subsidiaries or any competitor of Albireo (including, for the avoidance of doubt, with respect to any non-clinical or clinical studies, tests or results or announcements thereof, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations).

However, the exceptions in the first and sixth bullet points set forth above will not prevent or otherwise affect a determination that the underlying cause of any such decline or failure referred to therein (if not otherwise falling within any of the other exceptions listed above) is or would be reasonably likely to be a Material Adverse Effect.

In the Merger Agreement, Ipsen and Purchaser have made representations and warranties to Albireo with respect to:

•	due organization;

•	Merger Sub;

•	authority; binding nature of the agreement;

•	non-contravention; consents;

•	disclosure;

•	absence of litigation;

•	funds;

•	ownership of Company Common Stock;

•	absence of arrangements with management;

•	absence of certain agreements;

•	investment intention;

•	brokers and other advisors; and

•	acknowledgement by Ipsen and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by Ipsen and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” “Parent Material Adverse Effect,” as used in the Merger Agreement, means an event, change, occurrence or development that would prevent, materially delay or materially impair the ability of Ipsen or Purchaser to perform its obligations under the Merger Agreement or the CVR Agreement or to consummate the Transactions, in each case, in accordance with the terms of the Merger Agreement.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement (or in any certificate or other document delivered pursuant to the Merger Agreement) survive the Merger.

Covenants

Conduct of Business Pending the Merger

Albireo has agreed that, during the period from the date of the Merger Agreement until the earlier of the Offer Acceptance Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (w) as required or otherwise contemplated under the Merger Agreement or as required by applicable Legal Requirements, (x) with the written consent of Ipsen, which consent will not be unreasonably withheld, delayed or conditioned, (y) for any COVID-19 measures or (z) as set forth in Albireo’s confidential disclosure schedule, Albireo will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course, provided, that no action by Albireo or any of its subsidiaries with respect to matters specifically addressed by the restrictions set forth in the following paragraph will be deemed a breach of the restrictions set forth in this paragraph unless such action would constitute a breach of such other provision.

Albireo has further agreed that, during the Pre-Closing Period, except (i) as required or otherwise contemplated under the Merger Agreement or as required by applicable Legal Requirements, (ii) with the written consent of Ipsen, which consent shall not be unreasonably withheld, delayed or conditioned, (iii) for any COVID-19 measures, or (iv) as set forth in Albireo’s confidential disclosure schedule, neither Albireo nor any of its subsidiaries will, among other things and subject to specified exceptions as set forth in the Merger Agreement and Albireo’s confidential disclosure schedule:

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establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of, any shares of its capital stock (including the common stock, $0.01 par value per share, of Albireo) (other than with respect to any dividends or distributions by a direct or indirect wholly owned subsidiary of Albireo to its direct or indirect parent);

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other than with respect to transactions among Albireo and its subsidiaries or among Albireo’s wholly owned subsidiaries, repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Share), or any rights, warrants or options to acquire any shares of its capital stock, subject to customary exceptions;

•	split, combine, subdivide or reclassify any shares of its capital stock (including the Shares) or other equity interests;

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sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by Albireo of (a) any capital stock, equity interest or other security of Albireo, (b) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of Albireo or (c) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of Albireo, subject to customary exceptions;

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(a) establish, adopt, terminate or amend in any material respect any employee benefit plan, (b) amend in any material respect or waive any of its rights under, or accelerate the vesting under any provision of any employee benefit plan, including accelerating the vesting of any Albireo Option or Albireo RSU, (c) grant any current or former employee, director, independent contractor or consultant any increase in compensation, bonuses or other benefits including severance, subject to certain customary exceptions;

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(a) enter into or amend any change-of-control, retention, employment, severance, consulting or other material agreement with any current or former employee, officer, director, independent contractor or consultant with an annual base salary in excess of $250,000, (b) hire, terminate (other than for cause), or layoff (or give notice of any such actions to) any such person with an annual base salary in excess of $250,000 or (c) promote or change the title of any such person (retroactively or otherwise) with an annual base salary in excess of $250,000;

•	amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;

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form any subsidiary, acquire any equity interest in any other entity (other than securities in a publicly traded company held for investment by Albireo and consisting of less than 1% of the outstanding capital stock of such entity, whether directly or indirectly and whether in one transaction or a series of related transactions) or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

•	make or authorize any capital expenditure other than pursuant to a specified budget and subject to other specified exceptions;

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acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse (other than in Albireo’s reasonable judgement), transfer, assign, encumber or subject to any material encumbrance (other than specified permitted encumbrances) any material right or other material asset or property or interests in such asset or property, including any material intellectual property rights, except in the case of the foregoing (a) in the ordinary course of business (including entering into non-disclosure agreements and non-exclusive license agreements in the ordinary course of business), (b) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful for the conduct of the business of Albireo or any of its subsidiaries, and (c) as provided for in the immediately preceding bullet point;

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lend, make material capital contributions or advances to or material investments in, any person (other than between Albireo and its wholly owned subsidiaries), or incur or guarantee any material indebtedness, subject to certain customary exceptions;

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other than in the ordinary course of business, amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any material contract, or enter into any contract which if entered into prior to the date of the Merger Agreement would have been a material contract, excluding any non-exclusive license agreements;

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commence any legal proceeding, except with respect to (i) routine matters in the ordinary course of business, (ii) in such cases where Albireo reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided that Albireo consults with Ipsen and considers in good faith the views and comments of Ipsen with respect to any such legal proceeding prior to commencement thereof), or (iii) in connection with a breach of the Merger Agreement or any other agreements contemplated thereby;

•	settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), subject to certain customary exceptions;

•	enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Legal Requirements);

•	adopt or implement any stockholder rights plan or similar arrangement;

•	adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Albireo;

•	announce, implement or effect any material reductions in force, early retirement programs or mass layoffs;

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abandon or fail to maintain or perform any material obligations with respect to, any material approvals, authorizations, certificates, registrations, licenses, exemptions, permits, clearances, or consents;

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with regard to any products and product candidates in development, (A) initiate or commence any new clinical trials, (B) materially amend or modify any existing clinical trial protocols, study recruitment efforts, study enrollment activities or clinical trial timelines, or (C) terminate any ongoing clinical trials or activities for planned clinical trials;

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with regard to any products and product candidates in development or in commercial distribution, modify any specification for such product or product candidate unless such modification is mandated or required by a Governmental Body;

•	enter into any new material line of business;

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(A) make, change or rescind any material tax election, except as in the ordinary course of business or consistent with past practice; (B) settle or compromise any material tax claim, liability or refund; (C) change (or request to change) any material method tax accounting or tax accounting period; (D) file any material amended tax return; (E) waive or extend any statute of limitations with respect to any assessment or determination of material taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business); (F) enter into any material “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. tax Legal Requirements) or other binding written agreement with any taxing authority with any Governmental Body or any tax sharing, allocation or similar agreement (other than such agreements or arrangements that form part of a larger commercial agreement or arrangement, the primary subject matter of which is not tax, and agreements or arrangements wholly between Albireo and/or its subsidiaries) or (G) apply for any material tax ruling;

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terminate, cancel or make any material changes to the structure, limits or terms and conditions of, or otherwise fail to maintain any material insurance policies, including allowing such insurance policies to expire without renewal or comparable replacement coverage; or

•	authorize any of, or agree or commit to take any of, the foregoing actions.

No Solicitation. Albireo will, and will direct its representatives, to cease any direct or indirect solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to any Acquisition Proposal (as defined below), including terminating all access granted to any such person or its representatives to any physical or electronic dataroom. Except as otherwise described below, Albireo will not, and will direct its representatives not to, directly or indirectly, (i) continue any solicitation, knowing encouragement, knowing facilitation (including by way of providing non-public information), discussions or negotiations with any persons that may be ongoing with respect to, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) directly or indirectly (A) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with, or for the purpose of knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (C) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement (as defined below) in accordance with the Merger Agreement), or (iii) amend, fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any securities of Albireo or any of its subsidiaries, except to the extent that the Company Board, after consultation with outside legal counsel, determines that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements.

In addition, as soon as reasonably practicable after the date of the Merger Agreement (but in any event within three business days), Albireo will deliver a written notice to each person that entered into a confidentiality agreement since January 1, 2022 in anticipation of potentially making an Acquisition Proposal, requesting the prompt return or destruction of all confidential information previously furnished to any such person if Albireo has the right to do so under such agreement and has not previously provided such a request.

For purposes of the Merger Agreement, the term “Acquisition Proposal” means any proposal or offer from any person (other than Ipsen and its affiliates) or “group” (within the meaning of Section 13(d) of the Exchange Act), relating to, in a single transaction or series of related transactions, any of the following:

•	an acquisition or license of assets of Albireo equal to 20% or more of Albireo’s assets or to which 20% or more of Albireo’s revenues or earnings are attributable;

•	an issuance or acquisition of 20% or more of the outstanding Shares;

•	a recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares; or

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a merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Albireo that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares.

Notwithstanding the foregoing, the Transactions are excluded from the definition of “Acquisition Proposal.”

For purposes of the Merger Agreement, the term “Superior Offer” means any bona fide written Acquisition Proposal that the Company Board determines, in its good faith judgment, after consultation with its outside legal counsel and its financial advisor(s), is reasonably likely to be consummated in accordance with its terms and, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, if consummated, would result in a transaction more favorable to Albireo’s stockholders (solely in their capacity as such) from a financial point of view than the Transactions (including after giving effect to any revised proposals, if any, made by Ipsen pursuant to the Merger Agreement). However, for purposes of the definition of “Superior Offer,” the references to “20% or more” in the definition of Acquisition Proposal are deemed to be references to “more than 50%.”

Notwithstanding the restrictions described above, if at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time Albireo or any of its representatives receives a written Acquisition

Proposal from any person or group of persons, which Acquisition Proposal was made or renewed on or after the date of the Merger Agreement and did not result from a material breach of the restrictions described above, then:

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Albireo and its representatives may contact such person or group of persons solely to clarify the terms and conditions of such proposal and inform such person or group of persons of the terms of Albireo’s non-solicit obligations; and

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if the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer, then Albireo and its representatives may (A) negotiate and enter into an Acceptable Confidentiality Agreement with the person or persons making such Acquisition Proposal and furnish, pursuant to any such Acceptable Confidentiality Agreement, information (including non-public information) with respect to Albireo to the person or group of persons who has made such Acquisition Proposal and their potential sources of financing and their respective representatives with respect to such Acquisition Proposal (and Albireo must substantially concurrently provide to Ipsen any non-public information concerning Albireo that is provided to any such person given such access which was not previously provided to Ipsen or its representatives) and (B) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal and their potential sources of financing and their respective representatives with respect to such Acquisition Proposal; provided, that Albireo may only take the actions described in clauses (A) and (B) above if the Company Board determines, in good faith, after consultation with financial advisors and outside legal counsel, that the failure to take any such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements.

For purposes of the Merger Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions (other than standstill provisions) that are no less favorable in the aggregate to Albireo than those contained in the confidentiality agreement between Albireo and Ipsen as described in Section 11 — “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements —Confidentiality Agreements” below, and (ii) does not prohibit Albireo from providing any information to Ipsen in accordance with the Merger Agreement or otherwise prohibit Albireo from complying with its obligations under the Merger Agreement. For the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making of, or amendment or modification to any Acquisition Proposal.

In addition, Albireo must:

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promptly (and in any event within 48 hours of knowledge of receipt by any officer or director of Albireo) notify Ipsen if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by Albireo or any of its representatives, including the identity of the person or group of persons making such Acquisition Proposal;

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provide to Ipsen a summary of the material terms and conditions of any such Acquisition Proposal (and any amendments thereto), the identity of the person making any such Acquisition Proposal and, to the extent applicable, promptly after receipt thereof, a copy of the proposed definitive agreement for such Acquisition Proposal;

•	keep Ipsen reasonably informed of any material developments, discussions or negotiations regarding any Acquisition Proposal (and any amendments thereto) on a prompt basis; and

•	upon the request of Ipsen, reasonably inform Ipsen of the status of such Acquisition Proposal (and any amendments thereto).

Change of the Company Board Recommendation. As described above, and subject to the provisions described below, the Company Board has unanimously resolved to recommend that Albireo’s stockholders tender all of their Shares pursuant to the Offer. The foregoing recommendation is referred to herein as the

“Company Board Recommendation.” Unless the Company Board has made an Adverse Change Recommendation (as defined below), the Company Board has also agreed to include the Company Board Recommendation in the Schedule 14D-9 and to permit Ipsen to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.

Except as described below, during the Pre-Closing Period, neither the Company Board nor any committee of the Company Board may:

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fail to make, withdraw (or modify or qualify in a manner adverse to Ipsen or Purchaser) or publicly propose to fail to make, withdraw (or modify or qualify in a manner adverse to Ipsen or Purchaser), the Company Board Recommendation;

•	approve, recommend or declare advisable, or publicly propose to approve, recommend, endorse or declare advisable, any Acquisition Proposal; or

•	fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to Albireo’s stockholders.

Any action described in the foregoing three bullet points is referred to as an “Adverse Change Recommendation.”

The Merger Agreement further provides that the Company Board will not (i) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer within 10 business days after commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of such offer or (ii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Albireo to execute or enter into any contract (other than an Acceptable Confidentiality Agreement as described above) with respect to any Acquisition Proposal, or requiring, or reasonably expected to cause, Albireo to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the Transactions.

However, notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, if Albireo has received a written Acquisition Proposal (which Acquisition Proposal did not result from a material breach of the obligations of Albireo described above under “— No Solicitation”) from any person, and such Acquisition Proposal has not been withdrawn, (i) the Company Board may make an Adverse Change Recommendation or (ii) Albireo may terminate the Merger Agreement in order to enter into an agreement with respect to such Acquisition Proposal. However, such action may be taken in each case if and only if:

•	the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that the applicable Acquisition Proposal is a Superior Offer;

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Albireo has given Ipsen prior written notice of its intention to consider making an Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Offer at least 96 hours prior to making any such Adverse Change Recommendation or termination (a “Determination Notice”) (which notice will not constitute an Adverse Change Recommendation);

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Albireo has provided to Ipsen a summary of the material terms and conditions of such Acquisition Proposal, the latest draft of any documentation being negotiated in connection with such Acquisition Proposal, and all other information required to be provided in connection therewith (as described above under “— No Solicitation”);

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Albireo has given Ipsen 96 hours after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal and has made Albireo’s representatives reasonably available to negotiate in good faith with Ipsen (to the extent Ipsen desires to negotiate) with respect to such proposed revisions or other proposal, if any; and

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after considering the results of any such negotiations and giving effect to any firm commitments made in writing by Ipsen, after consultation with outside legal counsel and financial advisors, the Company

Board has determined, in good faith, that such Acquisition Proposal is a Superior Offer and that the failure to make such an Adverse Change Recommendation or to so terminate the Merger Agreement to accept such Superior Offer would be reasonably expected to be inconsistent with its fiduciary duties to Albireo’s stockholders under applicable Legal Requirements.

The above will also apply to any material amendment to any Acquisition Proposal, which shall require a new Determination Notice, except that the references to 96 hours therein will be deemed to be references to 48 hours, during which time Albireo and its representatives must again comply with the third bullet above.

Additionally, at any time prior to the Offer Acceptance Time, other than in connection with an Acquisition Proposal, the Company Board may make an Adverse Change Recommendation in response to a Change in Circumstance (as defined below). However, such action may be taken if and only if:

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the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably expected to be inconsistent with its fiduciary duties to Albireo’s stockholders under applicable Legal Requirements;

•	Albireo has given Ipsen a Determination Notice at least 96 hours prior to making any such Adverse Change Recommendation;

•	Albireo has specified the Change in Circumstance in reasonable detail;

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Albireo has given Ipsen the 96 hour period after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal, and has made Albireo’s representatives reasonably available to negotiate in good faith with Ipsen (to the extent Ipsen desires to negotiate) with respect to such proposed revisions or other proposal, if any; and

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after considering the results of any such negotiations and giving effect to any firm commitments made in writing by Ipsen, after consultation with outside legal counsel, the Company Board has determined, in good faith, that the failure to make the Adverse Change Recommendation in response to such Change in Circumstance would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to Albireo’s stockholders under applicable Legal Requirements.

The above also will apply to any material change to the facts and circumstances relating to such Change in Circumstance, which shall require a new Determination Notice, except that the references to 96 hours therein will be deemed to be references to 48 hours, during which time Albireo and its representatives must again comply with the third bullet in the list above.

For purposes of the Merger Agreement, a “Change in Circumstance” means any event or development or change in circumstances with respect to Albireo (other than any event, occurrence, fact or change primarily resulting from a breach of the Merger Agreement by Albireo) that was not known to the Company Board or reasonably foreseeable as of or prior to the date of the Merger Agreement, other than (i) changes in the price of the common stock, $0.01 par value per share, of Albireo, in and of itself (however, the underlying reasons for such changes may constitute a Change in Circumstances), (ii) any Acquisition Proposal or (iii) the fact that, in and of itself, Albireo exceeds any internal or published projections, estimates or expectations of Albireo’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a Change in Circumstances).

None of the provisions described above under “— No Solicitation” or elsewhere in the Merger Agreement will prohibit Albireo from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to Albireo’s stockholders that is required by Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act. No disclosure or communications expressly permitted pursuant to the foregoing sentence shall be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth above.

Reasonable Best Efforts to Consummate the Merger; Regulatory Filings

Pursuant to the Merger Agreement, each of the parties has agreed to use its, and to cause its respective affiliates to use their, respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable antitrust laws to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from Governmental Bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any antitrust law, (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided that in no event shall Albireo or any of its subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration or otherwise make any accommodation, commitment or incur any liability or obligation to any third party to obtain any consent or approval required for the consummation of the Transactions under any contract.

Without limiting the foregoing, each of Albireo, Ipsen and Purchaser agree to promptly take, and cause their affiliates to take, all actions and steps requested or required by any Governmental Body as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve objections, if any, as the U.S. Federal Trade Commission (the “FTC”) or U.S. Department of Justice (the “DOJ”), or other Governmental Bodies of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are sought with respect to the Transactions, so as to obtain such consents, permits, authorizations, waivers, clearances, approvals or termination of the waiting period under the HSR Act or other antitrust laws, and to avoid the commencement of a lawsuit by the FTC, the DOJ, other Governmental Bodies or any other person under antitrust laws, and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the consummation of the Merger or delaying the Offer Acceptance Time or the consummation of the Merger or delaying the Offer Acceptance Time beyond the Expiration Date, including (i) negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, lease, license, divestiture or disposition of any assets, rights, product lines, or businesses of Albireo, Ipsen or any of its affiliates, (ii) terminating existing relationships, contractual rights or obligations of Albireo, Ipsen or any of its Affiliates, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual rights or obligations of Albireo, Ipsen or any of its affiliates, (v) effectuating any other change or restructuring of Albireo, Ipsen or any of its Affiliates, (vi) undertaking or agreeing to (or requesting or authorizing Albireo or any of its subsidiaries to undertake, effective upon the consummation of the Merger) any requirement or obligation to provide prior notice to, or obtain prior approval from, any Governmental Body with respect to any transaction and (vii) otherwise taking or committing to take any actions with respect to the businesses, product lines or assets Albireo, Ipsen or any of its Affiliates (each, a “Regulatory Remedy”); provided, that Albireo shall only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Albireo only in the event the consummation of the Merger occurs. Each of Albireo, Ipsen and Purchaser shall defend through litigation on the merits any claim asserted in court by any person, including any Governmental Body, under antitrust laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that could restrain, delay, or prevent the consummation of the Merger by the End Date; provided, that such litigation in no way limits the obligation of Purchaser and Ipsen to take all actions and steps to eliminate each and every impediment identified herein to the extent required herein.

Subject to the terms and conditions of the Merger Agreement, each of the Parties agreed, and agreed to cause their respective affiliates, to (i) as promptly as reasonably practicable, but in no event later than January 30, 2023 (unless Ipsen and Albireo agree to a later date), (A) make an appropriate filing of all Notification and

Report forms as required by the HSR Act with respect to the Transactions, and (B) make all other filings or notifications identified in Albireo’s confidential disclosure schedule and (ii) cooperate with each other in determining whether, and promptly preparing and making, any other filings or notifications or other consents required to be made with, or obtained from, any other Governmental Bodies in connection with the Transactions.

Each of the parties also agreed to use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding, (iv) promptly inform the other Parties of any material communication to or from the FTC, the DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or legal proceeding, (v) promptly furnish to the other party a copy of such communications, subject to redaction of documents (A) as necessary to comply with contractual arrangements, (B) to remove references to valuation of Albireo, (C) to preserve privilege, or (D) to address reasonable confidentiality concerns about information unrelated to any investigation or other inquiry with respect to the Transactions, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding, and (vii) except as may be prohibited by any Governmental Body, permit authorized representatives of the other parties to be present at each meeting and telephone or video conference relating to such request, inquiry, investigation, action or legal proceeding. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by complying at the earliest reasonably practicable date with any reasonable request for additional information, documents or other materials, including substantial compliance with any request for additional information and documentary material from the Antitrust Division or FTC (“Second Request”) under the HSR Act, received by any party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Transactions to the extent reasonably necessary to satisfy the HSR Condition (as defined in Section 13 – “Conditions of the Offer”). Any party may, as it deems advisable and necessary, reasonably designate any competitively or commercially sensitive material provided to the other parties under the Merger Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to the Merger Agreement so as to preserve any applicable privilege. Each of Albireo, Ipsen and Purchaser agrees that the information and materials received from each of Albireo, Ipsen and Purchaser, as applicable, shall be disclosed only to authorized representatives that have a need to access the information or materials for a purpose authorized by the Merger Agreement. Purchaser shall pay all filing fees under the HSR Act and for any filings required under foreign Antitrust Laws (if any).

Notwithstanding anything to the contrary in the Merger Agreement, Ipsen shall not be required to take, effect or agree to any Regulatory Remedy that individually or in the aggregate with any other Regulatory Remedy to be taken, would, or would reasonably be expected to, have a Burdensome Effect (as defined in Albireo’s confidential disclosure schedule). Neither Ipsen nor Albireo will commit to or agree with any Governmental Body to not consummate the Offer or Merger for any period of time, or to stay, toll or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, and will not pull and refile any filing made under the HSR Act, in each case without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).

Each of the parties also agreed that Albireo and Ipsen will consult in advance with each other and in good faith take each other’s views into account prior to taking any substantive position with respect to (x) the filings under the HSR Act or required by any other Governmental Body under any applicable antitrust laws and (y) any written submissions or, to the extent practicable, any discussions with any Governmental Bodies in connection with obtaining any necessary clearances under the HSR Act or any other antitrust laws.

Ipsen agrees that it will not, and will not permit any of its affiliates to, directly or indirectly, acquire or agree to acquire, lease or license any assets, business or any entity, whether by merger, consolidation, purchasing, leasing or licensing a substantial portion of the assets of or equity in any entity, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation, purchase, lease or license would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or increase the risk in any material respect of not obtaining the expiration of the waiting period pursuant to the HSR Act or any consents or approvals required in connection with the filings listed in Albireo’s confidential disclosure schedule, or (ii) increase in any material respect the risk of any Governmental Body entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order decree, decision, determination or judgment, in each case pursuant to antitrust laws, that would delay in any material respect, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger and the other Transactions and the CVR Agreement.

Access to Information. Subject to applicable Legal Requirements, during the Pre-Closing Period, Albireo has agreed, solely for purposes of furthering the Transactions or integration planning relating thereto, on reasonable advance notice to Albireo, Albireo will, and will cause the respective representatives of Albireo, to provide Ipsen and its representatives with reasonable access during normal business hours of Albireo to Albireo’s representatives, personnel and books and records, subject to customary exceptions.

Employee Benefits

Under the Merger Agreement, for a period of one year following the Effective Time, Ipsen has agreed to provide to each employee of Albireo, including each executive officer, who is employed by Albireo (or who provides services to Albireo pursuant to an arrangement with a professional employer organization) as of immediately prior to the Effective Time (each, a “Continuing Employee”) (a) a base salary or wages and cash incentive compensation opportunities, each of which is no less favorable than the base salary or base wages and cash incentive compensation opportunities provided to such Continuing Employee immediately prior to the Effective Time, and (b) employee benefits (excluding retiree medical health or defined benefit plans or severance) that are no less favorable in the aggregate than such benefits provided to similarly situated employees of Ipsen as of the Effective Time.

For a period of one year following the Effective Time, Ipsen has also agreed to provide to each Continuing Employee who suffers a qualifying termination of employment specified severance benefits under a change in control severance plan that may be adopted by Albireo prior to the Effective Time with the applicable severance payments and benefits on terms set forth in Albireo’s confidential disclosure schedule. Executive officers and other Continuing Employees with employment agreements receive severance benefits under the employment agreements, to the extent that they are greater than the benefits under the change in control severance plan. These severance benefits are subject to the Continuing Employee’s execution of a release of claims.

Each Continuing Employee will be given service credit, with respect to his or her length of service with Albireo prior to the Closing Date, for purposes of eligibility to participate, levels of benefits and eligibility for vesting, under Ipsen’s and/or the Surviving Corporation’s employee benefit plans (excluding any retiree medical health or defined benefit pension plans) to the extent that the Continuing Employee is eligible to participate in such plans and coverage under such plans replaces coverage under comparable Company benefit plans in which the Continuing Employee participates immediately prior to the Closing Date.

In addition, to the extent that service is relevant for eligibility, vesting or allowances under any health or welfare benefit plan of Ipsen and/or the Surviving Corporation, Ipsen has agreed to (a) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such requirements would not apply under a similar benefit plan in which the Continuing Employees participated prior to the Effective Time and (b) use commercially reasonably efforts to ensure that such benefit plan will, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances, credit Continuing Employees for service and amounts paid prior to the Effective Time with Albireo to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding Company benefit plan.

The Merger Agreement does not confer upon any person (other than Albireo, Ipsen and Purchaser) any rights with respect to the employee matters provisions of the Merger Agreement.

Directors’ and Officers’ Indemnification and Insurance. The Merger Agreement provides that all rights to indemnification, advancement of expenses and exculpation by Albireo existing in favor of those persons who are directors or officers of Albireo as of the date of the Merger Agreement or have been directors or officers of Albireo in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of Albireo (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between Albireo and said Indemnified Persons in the forms made available by Albireo to Ipsen prior to the date of the Merger Agreement, will survive the Merger and such rights cannot be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Person, and must be observed by the Surviving Corporation and its subsidiaries to the fullest extent available under Delaware law or other applicable Legal Requirements for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period will continue to be subject to the indemnification provisions of the Merger Agreement and the rights provided thereunder until disposition of such claim.

The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, Ipsen and the Surviving Corporation will, to the fullest extent that Albireo would have been required to indemnify such person under Delaware law or other applicable Legal Requirements, Albireo’s certificate of incorporation or bylaws (as in effect on the date of the Merger Agreement) or the Indemnification Agreements, indemnify and hold harmless each Indemnified Person in his or her capacity as a director or officer against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of Albireo in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such indemnified person is or was a director or officer of Albireo at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions.

The Merger Agreement also provides that, prior to the Effective Time, Albireo must (i) purchase a six-year “tail” policy for the existing policy of directors’ and officers’ liability insurance maintained by Albireo as of the date of the Merger Agreement for the benefit of the indemnitees who were covered by such policy as of the date of the Merger Agreement with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of Albireo (as applicable) (provided that in no event will Albireo be required to expend an amount in excess of 300% of the annual premium currently payable by Albireo with respect to such current policy), and (ii) obtain quotes for a six-year run-off fiduciary liability insurance policy, a six-year cyber liability insurance policy and a pension trust liability insurance policy.

Security Holder Litigation. During the Pre-Closing Period, Albireo has agreed to notify Ipsen as promptly as possible after obtaining knowledge thereof of any litigation against Albireo and/or its directors relating to the Transactions. Albireo shall control any legal proceeding brought by stockholders of Albireo against Albireo and/or its directors related to the Transactions. Albireo will give Ipsen (a) the right to review and comment on all material filings or responses to be made by Albireo in connection with any such litigation, and (b) the right to consult and be kept informed on the defense and settlement with respect to such litigation with counsel of Ipsen’s choice (with the cost of any counsel hired by Ipsen being borne solely by Ipsen), and Albireo will in good faith take such comments into account; provided, that the disclosure of information in connection therewith shall be subject to the provisions of the Merger Agreement, including with respect to attorney-client privilege or any other applicable legal privilege. No such settlement will be agreed to without Ipsen’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent the settlement is fully covered by Albireo’s insurance policies (other than any applicable deductible), but only if such settlement would not result in the imposition of any restriction on the business or operations of Albireo. Albireo will keep Ipsen reasonably informed with respect to the status of any such legal proceeding.

Takeover Laws. Unless there has been an Adverse Change Recommendation, if any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover laws and regulations (each, a “Takeover Law”) may become, or may purport to be, applicable to the Transactions, each of Ipsen and Albireo and the members of their respective Boards of Directors will use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 16 Matters. Albireo and the Company Board will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares and Albireo’s equity awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Rule 14d-10 Matters. The Merger Agreement provides that prior to the Offer Acceptance Time and to the extent permitted by applicable Legal Requirements, the compensation committee of the Company Board will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) promulgated under the Exchange Act, each agreement, arrangement or understanding between Albireo or any of its affiliates and any of the officers, directors or employees of Albireo that are effective as of the date of the Merger Agreement pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) promulgated under the Exchange Act.

Stock Exchange Delisting and Deregistration. Prior to the Closing Date, Albireo has agreed to cooperate with Ipsen and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to enable delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the date on which the closing of the Merger occurs.

Termination. The Merger Agreement may be terminated prior to the Effective Time under any of the following circumstances:

•	by mutual written consent of Ipsen and Albireo at any time prior to the Offer Acceptance Time;

•

by either Ipsen or Albireo if a court of competent jurisdiction or other Governmental Body of competent jurisdiction has issued an order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree, ruling or other action is final and non-appealable (except that no party will be permitted to terminate the Merger Agreement pursuant to this bullet point if the issuance of such final and non-appealable order, decree, ruling or other action is primarily attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to the Effective Time);

•

by Ipsen, at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board has failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or has effected an Adverse Change Recommendation; or (ii) in the case of a tender offer (other than the Offer as contemplated herein) or exchange offer subject to Regulation 14D promulgated under the Exchange Act, the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 business days of the commencement of such tender offer or exchange offer. We refer herein to any termination of the Merger Agreement pursuant to this bullet point as a “Change in Recommendation Termination”;

•

by either Ipsen or Albireo if the Offer Acceptance Time has not occurred on or prior to 5 p.m. Eastern Time on the End Date (except that no party will be permitted to terminate the Merger Agreement pursuant to this bullet point if the failure of the Offer Acceptance Time to occur prior to the End Date is primarily attributable to the failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party). We refer to any termination of the Merger Agreement pursuant to this bullet point as an “End Date Termination”; provided, however, that if on the End Date, all of the Offer Conditions other than the condition set forth in the first bullet point under Section 13 — “Conditions of the Offer” are satisfied or are capable of being satisfied at such time, the End Date will be automatically extended, no more than twice, by a period of 90 days each time (and in the case of such extension, any reference to the End Date herein shall be a reference to the End Date, as so extended);

•

by Albireo, at any time prior to the Offer Acceptance Time, in order to accept a Superior Offer and enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer, so long as Albireo has complied in all material respects with the requirements described above under “— No Solicitation” and “— Change of the Company Board Recommendation” with respect to such Superior Offer, and concurrently with such termination pays (or causes to be paid) the Termination Fee (as defined below). We refer to any termination of the Merger Agreement pursuant to this bullet point as a “Superior Offer Termination”;

•

by Ipsen, at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Albireo has occurred such that the Representations Condition or the Obligations Condition would not be satisfied and cannot be cured by Albireo by the End Date, or if capable of being cured, has not been cured within 30 business days of the date Ipsen gives Albireo written notice of such breach or failure to perform (except that Ipsen will not be permitted to terminate the Merger Agreement pursuant to this bullet point if either Ipsen or Purchaser is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this bullet point as a “Company Breach Termination”;

•

by Albireo, at any time prior to the Offer Acceptance Time, if a breach of any representation or warranty contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Ipsen or Purchaser has occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Ipsen or Purchaser from consummating the Transactions and such breach or failure cannot be cured by Ipsen or Purchaser, as applicable, by the End Date, or if capable of being cured, has not been cured within 30 business days of the date Albireo gives Ipsen written notice of such breach or failure to perform (except that Albireo will not be permitted to terminate the Merger Agreement pursuant to this bullet point if Albireo is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this bullet point as a “Ipsen Breach Termination”; or

•

by Albireo if (i) Ipsen or Purchaser has failed to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer by January 23, 2023 (other than due to a breach by Albireo of its obligations to provide required information to Purchaser) or (ii) Purchaser has failed to accept and pay for all Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as it may be extended).

Effect of Termination. If the Merger Agreement is terminated, it will be of no further force or effect and there will be no liability on the part of Ipsen, Purchaser or Albireo or their respective directors, officers and affiliates following any such termination, except that (i) certain specified provisions of the Merger Agreement, as well as the confidentiality agreement between Ipsen and Albireo (as described below), will survive such termination and remain in full force and effect, including the provisions described in “— Company Termination Fee” below, and (ii) no such termination will relieve any party from liability for common law fraud or any willful breach of the Merger Agreement prior to such termination (including, in the case of Ipsen or Purchaser, damages based on the consideration payable to the equityholders of Albireo pursuant to the Merger Agreement).

Company Termination Fee. Albireo has agreed to pay Ipsen a termination fee of $36,000,000 in cash (the “Termination Fee”) in the event that;

•	the Merger Agreement is terminated by Albireo pursuant to a Superior Offer Termination;

•	the Merger Agreement is terminated by Ipsen pursuant to a Change in Recommendation Termination; or

•

(i) the Merger Agreement is terminated pursuant to an End Date Termination (but, in the case of a termination by Albireo, only if at such time Ipsen would not have been prohibited from terminating the Merger Agreement pursuant to the exception described in the End Date Termination) or a Company Breach Termination, (ii) any person shall have publicly disclosed a bona fide Acquisition Proposal after the date of the Merger Agreement and shall not have publicly withdrawn such Acquisition Proposal prior to (1) in the case of the Merger Agreement being subsequently terminated due to an End Date Termination, the date that is two business days prior to the Expiration Date or (2) in the case of the Merger Agreement being subsequently terminated pursuant to a Company Breach Termination, the time of the breach or failure to perform giving rise to such termination and (iii) within twelve months of such termination Albireo consummates an Acquisition Proposal or enters into a definitive agreement with respect to, and later consummated, an Acquisition Proposal (except that for purposes of determining if the Termination Fee is payable under this prong (iii), the references to “20%” in the definition of “Acquisition Proposal” described above under “— No Solicitation” will be deemed to be references to “50%”).

In no event will Albireo be required to pay (or cause to be paid) the Termination Fee on more than one occasion. In the event Ipsen or its designee receives the Termination Fee (and specified payments in respect of legal proceedings brought to enforce payment of the Termination Fee, if applicable), such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Ipsen, Purchaser, any of their respective affiliates or any other person in connection with the Merger Agreement (and the termination thereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Ipsen, Purchaser or any of their respective affiliates or any other person will be entitled to bring or maintain any claim, action or proceeding against Albireo or any of its affiliates arising out of or in connection with the Merger Agreement, any of the Transactions or any matters forming the basis for such termination (provided, that Ipsen may seek specific performance to cause Albireo to consummate the Transactions in accordance with the provisions described below under “—Specific Performance,” but in no event shall Ipsen be entitled to both specific performance and the payment of the Termination Fee). Any Termination Fee paid to Ipsen will be offset against any award for damages given in any final and non-appealable judgment of a court of competent jurisdiction to Ipsen pursuant to any claim relating to the Transactions.

Specific Performance. Ipsen, Purchaser and Albireo have agreed that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties to the Merger Agreement do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or if they otherwise breach such provisions. Accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement.

Guarantee. As a material inducement to Albireo entering into the Merger Agreement and consummating the transactions contemplated hereby, Guarantor has agreed to guarantee to Albireo the full and timely performance and satisfaction of Ipsen’s obligations, including payment of the Merger Consideration, as set forth in the Merger Agreement, in each case as and when due.

In the Merger Agreement, Guarantor has made customary representations and warranties to Albireo with respect to: (i) due organization; (ii) authority; (iii) assets; (iv) solvency; (v) binding nature of the agreement; and (vi) acknowledgment by Guarantor.

Expenses. Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.

Governing Law. The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

CVR Agreement

The following description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO of which this Offer to Purchase forms a part. For a complete understanding of the CVR Agreement, you are encouraged to read the full text of the CVR Agreement. The CVR Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8 — “Certain Information Concerning Albireo.” Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the CVR Agreement.

As promptly as practicable after the date of the Merger Agreement and, in any event, prior to the effective time of the Merger, Ipsen and Guarantor, solely in its capacity as a guarantor, will enter into the CVR Agreement with a duly qualified rights agent (the “Rights Agent”), governing the terms of certain consideration payable thereunder. Each CVR represents the right to receive a contingent one-time payment of cash payable to the Rights Agent for the benefit of the holders of CVR, in each case without interest and less any required withholding taxes. Such payments are conditioned upon achievement of the Milestone (as defined below) prior to December 31, 2027.

Each CVR represents the non-transferable contractual right to receive contingent cash payments of up to $10.00 per Share in cash, without interest and less any required withholding taxes, in the aggregate (the “Milestone Payment”), payable as specified upon the achievement of the following milestone (the “Milestone”) prior to December 31, 2027 (such period, the “Milestone Period”): the final approval by the FDA of the new drug application or supplemental new drug application filed with the FDA pursuant to 21 U.S.C § 355(b) that is necessary for the commercial marketing and sale of odevixibat in the United States for the treatment of biliary atresia in patients, for which approval the FDA did not require any studies or clinical trials in addition to the BOLD Study (as defined below). “BOLD Study” is defined collectively as the Double-Blind, Randomized,

Placebo-Controlled Study to Evaluate the Efficacy and Safety of Odevixibat (A4250) in Children With Biliary Atresia Who Have Undergone a Kasai Hepatoportoenterostomy (NCT04336722, Study A4250-011 (BOLD)) and its open label extension study, An Open-label Extension Study to Evaluate Long-term Efficacy and Safety of Odevixibat in Children With Biliary Atresia (NCT05426733, Study A4250-016 (BOLD-EXT)), and it is understood that the number of subjects in the BOLD Study will be increased. “Full Regulatory Approval” is defined as the final approval, regardless of any obligation to conduct any post-marketing study, by the FDA of the new drug application or supplemental new drug application filed with the FDA pursuant to 21 U.S.C § 355(b) that is necessary for the commercial marketing and sale of odevixibat, also known as A4250 and marketed under the brand name Bylvay in the United States of America for the treatment of biliary atresia in patients, regardless of any (i) limitations on patient population, (ii) contraindications or limitations on use or (iii) conditions, restrictions or commitments placed upon the Full Regulatory Approval (the “Indication”).

Additionally, commencing as of the Effective Time, Ipsen has agreed to use, and cause its subsidiaries to use, Commercially Reasonable Efforts to achieve the Milestone prior to December 31, 2027. In furtherance of the foregoing, unless required or requested by the FDA, Ipsen shall not, and shall cause its subsidiaries not to, voluntarily propose to the FDA that Ipsen or any subsidiary conduct additional studies or clinical trials as a requirement for Full Regulatory Approval (excluding, for the avoidance of doubt, the BOLD Study). It is understood that the number of subjects in the BOLD Study will be increased and such increase, and any actions and changes reasonably required in connection with such increase, shall not be deemed to be a violation of the terms of the CVR Agreement.

As used in the CVR Agreement, “Commercially Reasonable Efforts” means, with respect to odevixibat (also known as A4250 and marketed under the brand name Bylvay) (the “Product”) those commercially reasonable efforts that are at least commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of Ipsen and its affiliates would devote to the development and seeking of regulatory approval for a pharmaceutical product having similar market potential as the Product, at a similar stage of its development or product life, taking into account its safety, tolerability and efficacy, its proprietary position and profitability (including pricing and reimbursement status, but excluding the obligation to pay the Milestone Amounts under the CVR Agreement), projected costs to develop such product, the competitiveness of alternative third party products, the patent and other proprietary position, including regulatory exclusivities, of such product, and the regulatory environment and other relevant technical, commercial, legal, scientific and/or medical factors to achieve the Milestone prior to the end of the Milestone Period.

The terms of the CVRs described above reflect the parties’ agreement over the sharing of potential economic upside benefits from the achievement of regulatory approval by the FDA necessary for the commercial marketing and sale of odevixibat in the United States and do not reflect anticipated receipt of FDA approval of odevixibat. There can be no assurance that FDA approval will occur or that the payments in respect of the CVRs will be made.

It is possible that none of the Milestones will be achieved, in which case you will receive only the Closing Amount for any Shares you tender in the Offer and no payment with respect to your CVRs. It is not possible to predict whether any payment will become payable with respect to the CVRs. Whether the Milestone required for payment of the Milestone Payment is met will depend on many factors, some of which are outside the control of Ipsen and its subsidiaries. There can be no assurance that the Milestone will be achieved or that any payment with respect to your CVRs will be made.

If the Milestone occurs at any time prior to December 31, 2027, then, on or prior to the Milestone Payment Date, Ipsen will deliver or cause to be delivered to the Rights Agent (i) a written notice (the “Milestone Achievement Notice”) certifying the date of the satisfaction of the Milestone and that each holder is entitled to receive the Milestone Payment Amount applicable to such holder, (ii) any letter of instruction reasonably required by the Rights Agent and (iii) cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, equal to the aggregate Milestone Payment Amounts due to all holders other than

Equity Award Holders (as defined in the CVR Agreement) with respect to which any such amounts payable to Equity Award Holders will be retained by Ipsen for payment through Ipsen’s, the Surviving Corporation’s or such affiliate’s payroll system or by any paying agent and in accordance with the Merger Agreement. If any such payment cannot be made through the applicable payroll system or payroll provider or by any paying agent, then the Surviving Corporation will issue a check for such payment to such Equity Award Holder (less applicable withholding taxes, if any), which check will be sent by overnight courier to the most recent address on the Surviving Corporation’s personnel records for such Equity Award Holder as soon as reasonably practicable following the Milestone Payment Date. “Milestone Payment Date” means the date that is selected by Ipsen not more than 10 business days following the end of the quarter in which the Milestone Payment Amounts can be determined following the occurrence of the Milestone.

“Milestone Payment Amount” means, for a given holder of CVRs, with respect to the achievement of the Milestone, a one-time payment equal to the product of (a) the Milestone Payment (reduced, with respect to holders of CVRs received pursuant to the Merger Agreement in respect of Albireo Options, by the amount by which the exercise price of such option exceeds the Closing Amount) and (b) the number of CVRs held by such holder as reflected on the CVR register as of the close of business on the date of the Milestone Achievement Notice; provided, that, with respect to holders of CVRs received in respect of Albireo Options pursuant to the Merger Agreement, the Milestone Payment Amount for such holders will be reduced by an amount equal to the (a) aggregate exercise price across all such Albireo Options immediately prior to the Effective Time less (b) the product of (x) the Closing Amount and (y) the number of CVRs held by such holder as reflected on the CVR register as of the close of business on the date Ipsen delivers or causes to be delivered to the Rights Agent a written notice certifying the date of the satisfaction of the Milestone and that each holder is entitled to receive the Milestone Payment Amount applicable to the holder.

The right to the payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Ipsen, Purchaser, Albireo, Guarantor or any of their respective affiliates. The CVRs will not be registered or listed for trading. No interest will accrue or be payable in respect of any of the amounts that may be payable on CVRs. Holders of CVRs will have no greater rights against Ipsen than those accorded to general, unsecured creditors under applicable law.

The CVR Agreement provides that the holders of CVRs are intended third party beneficiaries of the CVR Agreement.

The CVRs will not be transferable except (a) upon death of a holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent as allowable by The Depository Trust Company; or (f) to Ipsen or any of its affiliates in connection with the abandonment of such CVR by the applicable holder.

Under the CVR Agreement, Guarantor irrevocably and unconditionally guarantees to the Rights Agent the full and timely performance and satisfaction of Ipsen’s obligations as set forth in the CVR Agreement, in each case as and when due. If, for any reason whatsoever, Ipsen fails or is unable to make full and timely payment as set forth in the CVR Agreement or perform any of its obligations under the CVR Agreement, such payment or obligations will be due and payable for the purposes thereof, and Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, Ipsen’s obligations thereunder.

Ipsen has agreed to, and to cause its subsidiaries to, keep records in sufficient detail to determine compliance with the terms of the CVR Agreement.

The Milestone may only be achieved once. If the Milestone is not achieved prior to December 31, 2027, holders of Shares will receive only the Closing Amount for any Shares tendered in the Offer and no payment with respect to the CVRs. It is not possible to predict whether any payment will become payable with respect to the CVRs. Whether the Milestone required for payment of the Milestone Payment is met will depend on many factors, some of which are outside the control of Albireo, Ipsen and their respective affiliates. There can be no assurance that the Milestone will be achieved or that any payment with respect to the CVRs will be made.

Confidentiality Agreements

On January 17, 2022, Ipsen Bioscience, Inc., an affiliate of Ipsen, and Albireo entered into a mutual confidentiality agreement, effective as of January 17, 2022 (the “January 2022 Confidentiality Agreement”), pursuant to which each party agreed, subject to certain exceptions, to keep confidential nonpublic information disclosed by the other party in connection with a possible negotiated transaction relating to Albireo’s A3907 compound during the two-year period commencing on the effective date of the January 2022 Confidentiality Agreement (such period, the “January 2022 Confidentiality Agreement Exchange Period”). Ipsen Bioscience, Inc.’s and Albireo’s obligations with respect to confidential information under the January 2022 Confidentiality Agreement survive termination or expiration of the January 2022 Confidentiality Agreement and will expire five years after the end of the January 2022 Confidentiality Agreement Exchange Period, with certain confidential information subject to longer confidentiality periods. The January 2022 Confidentiality Agreement does not include a standstill provision.

On June 10, 2022, Guarantor and Albireo entered into a mutual confidentiality agreement, effective as of June 10, 2022 (the “June 2022 Confidentiality Agreement” and together with the January 2022 Confidentiality Agreement, the “Confidentiality Agreements”), pursuant to which each party agreed, subject to certain exceptions, to keep confidential nonpublic information disclosed by the other party in connection with a possible negotiated transaction pertaining to Albireo’s ongoing and prospective R&D and commercial programs and platform technologies (such as, but not limited to, Bylvay) during the two-year period commencing on the effective date of the June 2022 Confidentiality Agreement (such period, the “June 2022 Confidentiality Agreement Exchange Period”). Guarantor’s and Albireo’s obligations with respect to confidential information under the June 2022 Confidentiality Agreement survive termination or expiration of the June 2022 Confidentiality Agreement and will expire seven years after the end of the June 2022 Confidentiality Agreement Exchange Period, with certain confidential information subject to longer confidentiality periods. The June 2022 Confidentiality Agreement does not include a standstill provision. The June 2022 Confidentiality Agreement did not supplant the January 2022 Confidentiality Agreement with respect to the subject matter thereof.

This summary does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreements, which are filed as Exhibits (d)(2)(A) and (d)(2)(B) to the Schedule TO and are incorporated by reference herein.

12.	Source and Amount of Funds.

The Offer is not conditioned upon Ipsen’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Ipsen and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for warrants and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $991 million at or prior to the closing of the Offer. In addition, Ipsen and Purchaser estimate that they would need approximately an additional $254 million to pay the maximum aggregate amount that holders of the CVRs would be entitled to in the event that the Milestone is timely achieved. Ipsen SA expects that the purchase of the Shares in the Offer will be paid from available cash on hand of Ipsen SA or one or more of its affiliates and from borrowings under its existing €1.5 billion revolving credit facility, which would be sufficient to cover all amounts that may become payable pursuant to the Offer, including related transaction fees, costs and expenses. It is anticipated that any amounts payable with respect to the CVRs will be paid with cash on hand of

Ipsen SA and one or more of its affiliates. As of September 30, 2022, Ipsen SA had approximately €977 million in cash on a consolidated basis, of which approximately €893 million was unrestricted cash, and undrawn availability of €1.5 billion under its revolving credit facility. Guarantor has provided a guarantee in favor of Albireo of the full and timely performance and satisfaction of Ipsen’s obligations under the Merger Agreement, including payment of the Merger Consideration. Guarantor has also provided a guarantee in favor of the Rights Agent to guarantee the full and timely performance and satisfaction of Ipsen’s obligations under the CVR Agreement. Ipsen and Purchaser anticipate that Ipsen will have available sufficient cash resources to pay the Offer Price for all Shares tendered in the Offer, the consideration in connection with the Merger and all related fees and expenses.

Revolving Facility Agreement

Ipsen SA is expected to provide Purchaser with sufficient funds to complete the Offer, the Merger, and the other transactions contemplated by the Merger Agreement, funded with cash on hand and available borrowing capacity under the Revolving Facility Agreement, dated May 24, 2019, among Ipsen SA, as the Borrower, BNP Paribas SA, Groupe Crédit Agricole, HSBC France and Société Générale, as Global Mandated Lead Arrangers and Bookrunners, Bank of America Merrill Lynch International Designated Activity Company, Barclays Bank PLC, BRED Banque Populaire, Natixis and Wells Fargo Bank International U.C., as Mandated Lead Arrangers, Société Générale, as Agent (the “Revolving Facility Agent”), Natixis, as CSR Coordinator, and the financial institutions listed therein, as Original Lenders (the “Credit Facility”). The Credit Facility provides up to €1.5 billion in borrowings on a revolving basis, the proceeds of which may be used to finance general corporate purposes and acquisitions by Ipsen SA and its subsidiaries of a business substantially the same as that carried on by Ipsen SA and its subsidiaries. Borrowings under the Credit Facility are available through May 2026, and may be borrowed in euros or in any other currency that is readily available in the amount required and freely convertible into euros and is British pound sterling, U.S. dollars or any other currency approved by the Revolving Facility Agent, subject to the terms of the Revolving Facility Agreement. Pursuant to the Credit Facility, borrowings in euros may bear interest at a floating rate based on EURIBOR, adjusted according to the terms of the Revolving Facility Agreement, and borrowings in other currencies may bear interest at a floating rate based on LIBOR. Borrowings under the Credit Facility are unsecured. The Credit Facility is subject to certain commitment fees in respect of the unutilized portion of the commitments of the lenders thereunder and certain utilization fees in respect of borrowings made thereunder. The Credit Facility is also subject to customary covenants and restrictions and a leverage ratio-based financial covenant. Ipsen SA will repay amounts borrowed under the Credit Facility from time to time as permitted under the Credit Facility.

We do not believe Purchaser’s financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (i) the form of payment consists of cash and CVRs (payable in cash) that will be provided by Ipsen SA or one or more of its affiliates from available cash on hand of Ipsen SA or one or more of its affiliates and from borrowings under its existing €1.5 billion revolving credit facility, (ii) the Offer is not subject to any financing conditions, and the Offer is for all outstanding Shares of Albireo and (iii) if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price).

13.	Conditions of the Offer.

For purposes of this Section 13, capitalized terms used but not defined in this Section 13 and defined in the Merger Agreement have the meanings set forth in the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Albireo with the SEC on January 9, 2023 and is incorporated herein by reference. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the other conditions below.

The Offer is not subject to any financing condition. Subject to Purchaser’s right and obligation to extend the Offer pursuant to the terms of the Merger Agreement, Purchaser will not be required to (and Ipsen will not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) promulgated under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for, any Shares tendered pursuant to the Offer and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may amend the Offer as otherwise permitted by the Merger Agreement if, at one minute following 11:59 p.m. Eastern Time on any scheduled Expiration Date (as it may be extended or subject to any requirements to extend), (i) the Minimum Condition has not been satisfied, or (ii) any of the following other conditions shall not be satisfied or (to the extent permitted by applicable law or the Merger Agreement) waived:

•

(1) any waiting period (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated (the “HSR Condition”) and no agreement with a Governmental Body not to consummate the Offer or Merger for any period of time shall be in effect and (2) any consents or approvals of any Governmental Body required in connection with the filings or notifications set forth in Albireo’s confidential disclosure schedule shall have been obtained and be in full force and effect and any applicable waiting period with respect thereto shall have expired, as the case may be;

•

there shall not have been issued by any court of competent jurisdiction or remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor shall any action have been taken, or any Legal Requirement or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; provided, however, that Ipsen and Purchaser shall not be permitted to invoke this clause unless they shall have taken all actions required under the Merger Agreement to avoid any such order or have any such order lifted (each of the conditions in this bullet point and the preceding bullet point (in the case of this bullet point, as such condition relates to the HSR Act), the “Regulatory Condition”);

•

Albireo having complied with or performed in all material respects each of the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Obligations Condition”);

•	the Merger Agreement not having been terminated in accordance with its terms (the “Termination Condition”);

•

(1) the representations and warranties of Albireo as set forth in Section 3.1 (Due Organization; Subsidiaries) (other than the third and fifth sentences of Section 3.1(c) thereof), Section 3.20 (Authority; Binding Nature of Agreement) and Section 3.24 (Financial Advisors) of the Merger Agreement being accurate in all material respects as of the date of the Merger Agreement and shall be accurate in all material respects at and as of the Offer Acceptance Time as if made at and as of such time (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualification and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (1)) only as of such date), (2) each of the representations and warranties of Albireo as set forth in Section 3.5(a) (Absence of Changes) shall have been accurate as of the date of the Merger Agreement and shall be accurate at and as of the Offer Acceptance Time as if made on and as of such time (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured only as of such date), (3) the representations and warranties of Albireo as set forth in subsections (a) and (c) (first sentence only) of Section 3.3 (Capitalization, Etc.) shall have been accurate in all respects as of the date of the Merger Agreement and shall be accurate in all respects at and as of the Offer Acceptance Time as if made on and as of such time, other than de minimis inaccuracies (it being understood that the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable de minimis standard as set forth in this clause (3)) only as of such date); and (4) the representations and warranties of Albireo as set forth in the Merger Agreement (other than those referred to in clauses (1), (2) and (3) above) shall have been accurate in all respects as of the date of the Merger Agreement, and shall be accurate in all respects at and as of the Offer Acceptance Time as if made at and as of such time, except that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded (except where the term material is part of a defined term under the Merger Agreement and the use of such defined term therein) and (B) the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in this clause (4) only as of such date) (the “Representations Condition”); and

•

Ipsen and Purchaser having received from Albireo a certificate signed on behalf of Albireo by an executive officer of Albireo confirming that the Representations Condition and the Obligations Condition have been duly satisfied.

The foregoing conditions are in addition to, and not a limitation of, the rights of Ipsen and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.

Purchaser reserves the right to waive certain of the conditions to the Offer in its sole discretion; provided that Purchaser may not waive the Minimum Condition or the Termination Condition. Any reference in this Section 13 or elsewhere in the Merger Agreement to a condition or requirement being satisfied will be deemed to be satisfied if such condition or requirement is so waived.

Purchaser expressly reserves the right to: (i) increase the Offer Price; or (ii) waive any Offer Condition (other than the Minimum Condition and the Termination Condition (as defined below)); provided that, unless otherwise provided by the Merger Agreement, without the prior written consent of Albireo, neither Ipsen nor Purchaser will:

(1)	decrease the Offer Price;

(2)	change the form of consideration payable in the Offer;

(3)	decrease the number of Shares sought to be purchased in the Offer;

(4)	impose conditions or requirements to the Offer in addition to the Offer Conditions;

(5)

amend or modify any of the Offer Conditions or any other terms or conditions of the Merger Agreement in a manner that would, or would reasonably be expected to, adversely affect any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or prevent, delay or impair the ability of Ipsen or Purchaser to consummate the Offer, the Merger or the other Transactions contemplated by the Merger Agreement (except to effect an extension of the Offer to the extent expressly permitted or required by the terms of the Merger Agreement);

(6)	change or waive the Minimum Condition;

(7)	extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement; or

(8)	provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

14.	Dividends and Distributions.

The Merger Agreement provides that Albireo will not, between the date of the Merger Agreement and the Offer Acceptance Time, establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Shares). See Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements –Summary of the Merger Agreement – Conduct of Business Pending the Merger.”

15.	Certain Legal Matters; Regulatory Approvals.

General. Except as described below, based on Ipsen’s and Purchaser’s review of publicly available filings by Albireo with the SEC and other information regarding Albireo, Ipsen and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Albireo and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Ipsen pursuant to the Offer. In addition, except as set forth below, Ipsen and Purchaser are not aware of any filings, approvals or other actions by or with any governmental body or administrative or regulatory agency that would be required for Ipsen’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required by any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the transactions contemplated by the Merger Agreement or the CVR Agreement, the parties to the Merger Agreement have agreed to use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated under the Merger Agreement and the CVR Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions. The parties currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Albireo’s or Ipsen’s business or that certain parts of Albireo’s or Ipsen’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 – “Conditions of the Offer.”

Compliance with the HSR Act. Under the HSR Act and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain acquisitions of voting securities or assets may not be consummated until Premerger Notification and Report Forms have been filed for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to the acquisition of the Shares in the Offer and the Merger. The deadline to file such Premerger Notification and Report Forms is January 30, 2023, which is the date 15 business days following the date of the Merger Agreement.

Under the HSR Act, the purchase of Shares may be completed following the expiration of a 30 calendar day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless Ipsen receives a Request for Additional Information and Documentary Material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. Under the terms of the Merger Agreement, Ipsen and Albireo have agreed to file their Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger no later than 15 business days after the date of the Merger Agreement. Under the HSR Act, the required waiting period will expire 30 days after Ipsen files a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the Offer and the Merger unless earlier terminated by the FTC and the Antitrust Division, Ipsen pulls and refiles its Premerger

Notification and Report Form under 16 C.F.R. §803.12, or the parties receive a Second Request. Expiration or termination of the HSR Act’s waiting period is a condition to the consummation of the Offer.

In addition to the filing under the HSR Act, the U.S. federal antitrust agencies, foreign competition law authorities, U.S. state attorneys general, or private persons may bring legal action under competition or antitrust law seeking to enjoin the Transaction, seeking to add conditions to the completion of the Offer or, if Shares have already been acquired, seeking to require disposition of such Shares. There can be no assurance that a challenge to the Offer on competition or antitrust grounds will not be made or, if such a challenge is made, what the result will be. If any such action results in a judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the acquisition of Shares in the Offer or Merger, Ipsen may not be obligated to consummate the Offer or the Merger. See Section 13 – “Conditions of the Offer.”

German Antitrust Laws. The Act Against Restraints of Competition requires the parties to file a notification with the Federal Cartel Office (“FCO”) and provides that the acquisition of Shares pursuant to the Offer may not be consummated unless the FCO notified Ipsen within one month of submission of the complete notification that the conditions for a prohibition of the concentration are not satisfied or a one-month waiting period from the submission of the complete notification has expired without the FCO notifying the parties in writing that it has initiated an in-depth investigation. In the event of an in-depth investigation, the acquisition of Shares pursuant to the Offer may not be consummated unless (within a waiting period of five months from submission of a complete notification to the FCO (subject to extension)) the FCO approves the transaction or the FCO has not prohibited the transaction.

Stockholder Approval Not Required. Albireo has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Albireo and the consummation by Albireo of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of Albireo, and no other corporate proceedings on the part of Albireo are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger. Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that: (i) the acquiring company consummates an offer for all of the outstanding stock of Albireo to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger; and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of Albireo to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that Albireo will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Ipsen and Albireo will take all necessary and appropriate action to effect the Merger as promptly as practicable without a meeting of stockholders of Albireo in accordance with Section 251(h) the DGCL. See Section 11 – “Purpose of the Offer and Plans for Albireo; Summary of the Merger Agreement and Certain Other Agreements.”

State Takeover Laws. A number of states (including Delaware, where Albireo is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

As a Delaware corporation, Albireo has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person, together with such person’s affiliates or associates, beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) at or subsequent to the transaction in which such person became an interested stockholder, the business combination is: (a) approved by the board of directors of the corporation; and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

Albireo has represented to us in the Merger Agreement that its board of directors has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of the Merger Agreement. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13 – “Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders or beneficial owners of Albireo who: (i) did not tender their Shares in the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the Offer Acceptance Time); (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL; (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL; and (iv) in the case of a beneficial owner, have submitted a demand that (A) reasonably identifies the holder of record of the shares for which the demand is made, (B) is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provides an address at which such beneficial owner consents to receive notices given by Albireo and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court of Chancery (the “Delaware Court”), will be entitled to demand appraisal of their Shares and receive, in lieu of the consideration payable in the Merger, a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court, in accordance with Section 262 of the DGCL, plus interest, if any, on the amount determined to be the fair value.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to the Schedule 14D-9 as Annex B and is incorporated by reference therein. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder of Shares” are to the record holder of Shares immediately prior to the Effective Time as to which appraisal rights are asserted. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, and who wishes to demand appraisal rights, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below. Stockholders should assume that Albireo will take no action to perfect any appraisal rights of any stockholder.

Stockholders and beneficial owners should be aware that the fair value of their Shares could be more than, the same as or less than the consideration to be received pursuant to the Merger and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL. Moreover, Ipsen and Albireo may argue in an appraisal proceeding that, for purposes of such proceeding, the “fair value” of such Shares is less than the Offer Price. Any stockholder or beneficial owner contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262 of the DGCL, particularly the procedural steps required to properly demand and perfect such rights.

Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex II carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

As more fully discussed in the Schedule 14D-9, Albireo stockholders wishing to exercise the right to seek an appraisal of their Shares under Section 262 of the DGCL must, in addition to the other requirements set forth in Section 262 of the DGCL, do ALL of the following:

•

prior to the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Albireo at the address indicated below, a written demand for appraisal of Shares held, which demand must reasonably inform Albireo of the identity of the stockholder or beneficial owner and that the stockholder or beneficial owner is demanding appraisal;

•	not tender his, her or its Shares in the Offer (or, if tendered, validly and subsequently withdraw such Shares prior to the Offer Acceptance Time);

•	continuously hold of record or beneficially own the Shares from the date on which the written demand for appraisal is made through the Effective Time;

comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter; and

in the case of a beneficial owner, the demand must (A) reasonably identify the holder of record of the shares for which the demand is made, (B) be accompanied by documentary evidence of such beneficial owner’s beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and (C) provide an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list to be filed with the Delaware Register in the Delaware Court.

Any stockholder who sells Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but rather will receive the Offer Price, subject to the terms and conditions of the Merger Agreement, as well as the Offer to Purchase and related Letter of Transmittal, as applicable.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that Albireo stockholders exercise appraisal rights under Section 262 of the DGCL.

If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to such Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if: (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination; or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Ipsen nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

Legal Proceedings Relating to the Tender Offer. None.

16.	Fees and Expenses.

Ipsen has retained the Paying Agent and the Information Agent in connection with the Offer. The Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Ipsen nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Ipsen and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 – “Certain Information Concerning Albireo” under “Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of Albireo’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Ipsen or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Paying Agent or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Ipsen SA, Guarantor, Ipsen, Purchaser, Albireo or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Ipsen S.A.

Ipsen Pharma SAS

Ipsen Biopharmaceuticals, Inc.

Anemone Acquisition Corp.

January 23, 2023

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF PURCHASER, IPSEN, GUARANTOR

AND IPSEN SA

1.	Anemone Acquisition Corp.

The following table sets forth information about the directors and executive officers of Anemone Acquisition Corp. as of January 23, 2023.

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Francois Garnier Director Citizenship: France	Mr. Garnier is also a Managing Officer of Ipsen Pharma SAS, a position he has held since June 2022. He has also served as Executive Vice President, General Counsel and Chief Business Ethics Officer of the Ipsen group of companies since January 2015.

Aymeric Le Chatelier Director Citizenship: France	Mr. Le Chatelier is also a Managing Officer of Ipsen Pharma SAS, a position he has held since June 2022. He has also served as Executive Vice President, Group Chief Financial Officer of the Ipsen group of companies since October 2014.

Christelle Huguet Citizenship: France and USA	Ms. Huguet has served as President and Chief Executive Officer of Anemone Acquisition Corp. since January 2023. She has also served as Senior Vice President, Head of Research, External Innovation and Early Development of Ipsen Bioscience, Inc. since May 2020. From 2018 to 2020, she was Chief Scientific Officer at X-Chem & ZebiAI. From 2015 to 2017, she was Head of Research at Alexion Pharmaceuticals, Inc.

Jennifer Benenson Citizenship: USA	Ms. Benenson has served as Vice President, Secretary and Treasurer of Anemone Acquisition Corp. since January 2023. She has also served as Director and Senior Vice President, North America General Counsel of Ipsen Biopharmaceuticals, Inc. since August 2018. From 2011 to July 2018, she was Vice President, North America General Counsel of Ipsen Biopharmaceuticals, Inc.

The common business address and telephone number for all the directors and executive officers of Anemone Acquisition Corp. is as follows: One Main Street, Cambridge, MA 02142, Tel: (617) 679-8500.

2.	Ipsen Biopharmaceuticals, Inc.

The following table sets forth information about the directors and executive officers of Ipsen Biopharmaceuticals, Inc. as of January 23, 2023.

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Jennifer Benenson Director Citizenship: USA	Ms. Benenson has served as Director and Senior Vice President, North America General Counsel of Ipsen Biopharmaceuticals, Inc. since August 2018. She has also served as Vice President, Secretary and Treasurer of Anemone Acquisition Corp. since January 2023. From 2011 to July 2018, she was Vice President, North America General Counsel of Ipsen Biopharmaceuticals, Inc.
Stewart Campbell Director Citizenship: Canada	Mr. Campbell has served as Director and President, North America of Ipsen Biopharmaceuticals, Inc. since June 2021. From May 2021 to June 2021, he was Senior Vice President, Oncology Franchise Head at Ipsen

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Biopharmaceuticals, Inc. Prior to joining Ipsen, he spent over 14 years at Roche Genentech, Inc., most recently as Vice President, Lifecycle Leader Oncology.

Elliot Beimel Director Citizenship: USA	Mr. Beimel has served as Director and Vice President, Finance North America, and Treasurer of Ipsen Biopharmaceuticals, Inc. since December 2020. From 2018 to 2020, he was Senior Director, Finance North America at Ipsen Biopharmaceuticals, Inc. Prior to joining Ipsen, he spent over seventeen years at Amgen, Inc., most recently as Director of Commercial Finance, US Oncology Business Unit.

Kimberly Baldwin Citizenship: USA	Ms. Baldwin has served as Vice President, Value and Access at Ipsen Biopharmaceuticals, Inc. since February 2021. Since June 2014, she has held several positions at Ipsen Biopharmaceuticals, Inc., including Vice President Franchise Head, Neuroscience Business Unit, Head of Oncology and Endocrinology Strategy and Operations and Senior Director of Value & Access Account Management.

The common business address and telephone number for all the directors and executive officers of Ipsen Biopharmaceuticals, Inc. is as follows: One Main Street, Cambridge, MA 02142, Tel: (617) 679-8500.

3.	Ipsen Pharma SAS

The following table sets forth information about the directors and executive officers of Ipsen Pharma SAS as of January 23, 2023.

Name, Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
David Loew Citizenship: Switzerland	Mr. Loew has served as President of Ipsen Pharma SAS since May 2020. He has also served as Chief Executive Officer and Director of Ipsen S.A. since May 2022. Prior to joining Ipsen, he spent 7 years at Sanofi S.A. where his last position was Executive Vice President Vaccines of Sanofi Pasteur S.A.

Francois Garnier Citizenship: France	Mr. Garnier is a Managing Officer of Ipsen Pharma SAS. He has also served as Director of Anemone Acquisition Corp. since January 2023 and as Executive Vice President, General Counsel and Chief Business Ethics Officer of the Ipsen group of companies since January 2015.

Regis Mulot Citizenship: France	Mr. Mulot is a Managing Officer of Ipsen Pharma SAS. He has also served as the Executive Vice President, Chief Human Resources Officer of the Ipsen group of companies since May 2018. Prior to joining Ipsen, he spent over nine years at Staples, Inc., most recently as Executive Vice President, Chief Human Resources Officer.

Aidan Murphy Citizenship: Ireland	Mr. Murphy is the Managing Officer of Ipsen Pharma SAS. He has also served as Executive Vice President, Technical Operations of the Ipsen group of companies since January 2018. Prior to that, he served as Senior Vice President of Biologics Manufacturing and Development from 2014 to 2017.
Aymeric Le Chatelier Citizenship: France	Mr. Le Chatelier is a Managing Officer of Ipsen Pharma SAS. He has also served as a Director of Anemone Acquisition Corp. since January 2023 and as Executive Vice President, Group Chief Financial Officer of the Ipsen group of companies since October 2014.

Name, Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Bartosz (Bartek) Bednarz Citizenship: Poland	Mr. Bednarz is the Managing Officer of Ipsen Pharma SAS. He has also served as Executive Vice President, Head of Global Product and Portfolio Strategy of the Ipsen group of companies since September 2020. Prior to that, he served as SVP, Global Product and Portfolio Strategy from 2019 to 2020 and SVP Global Oncology Franchise from 2017 to 2019 at Ipsen Biopharm Ltd. Prior to joining Ipsen, he has spent seven years at AstraZeneca plc, most recently as VP Global Commercial Operations, Oncology, and 13 years at Novartis, holding various commercial roles.

Stewart Campbell Citizenship: Canada	Mr. Campbell has served as Executive Vice President, President of North America of the Ipsen group of companies since June 2021. He has also served as a Director, and President, North America of Ipsen Biopharmaceuticals, Inc. since June 2021. From May 2021 to June 2021, he served as Senior Vice President, Oncology Franchise Head at Ipsen Biopharmaceuticals, Inc. Prior to joining Ipsen, he has spent more than 14 years at Roche Genentech, Inc., most recently as Vice President Lifecycle Leader Oncology.

Steven Hildemann, M.D. Citizenship: Germany	Mr. Hildemann has served as Executive Vice President, Chief Medical Officer, Head of Global Medical Affairs, Patients Safety and Patients Affairs of the Ipsen group of companies since March 2020. From 2014 to February 2020 he was Global Chief Medical Officer and Senior Vice President Head of Global Medical Affairs and Patient Safety at Merck, KGaA.

Philippe Lopes-Fernandes Citizenship: France	Mr. Lopes-Fernandes has served as Executive Vice President, Chief Business Officer of the Ipsen group of companies since October 2020. He has served as a Director of Bakx Therapeutics, Inc. since July 2021. From 2012 to September 2020, he was Senior Vice President Global Head of Licensing Business Development and Alliance Management at Merck, KGaA.

Howard Mayer, M.D. Citizenship: USA	Mr. Mayer has served as Executive Vice President, Head of Research and Development of the Ipsen group of companies since December 2019. Since August 2019, he has served as Director of Entasis Therapeutics, Inc. From 2018 to 2019 he was Senior Vice President, Chief Medical Officer at Shire Pharmaceuticals, Inc. From 2013 of 2018, he was Senior Vice President, Head of Clinical Development at Shire Pharmaceuticals, Inc.

Catherine Abi-Habib Citizenship: Canada, Lebanon	Ms. Abi-Habib has served as Executive Vice President, Strategy, Transformation and Digital of the Ipsen group of companies since March 2022. From 2010 until February 2022, she was at McKinsey & Company where she served several roles, most recently as Partner.

Mari Scheiffele Citizenship: Finland	Ms. Scheiffele has served as Executive Vice President, Specialty Care International of the Ipsen group of companies since November 2021.
From February 2018 to October 2021, she was General Manager, Novartis Oncology, UK & Ireland. From 2016 to January 2018 she was Global Head of Strategy, Novartis Oncology.

Name, Country of Citizenship	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Gwenan White Citizenship: UK	Ms. White has served as Executive Vice President, Communications and Public Affairs of the Ipsen group of companies since March 2021. From 2020 to 2021 she was Global Head of Communications and Engagement at Novartis. From 2019 to 2020, she served as the Public Affairs Director for Western Europe and Canada at AbbVie, where she also served as the UK Director of Communications and Patient Advocacy from 2013 to 2019.

The common business address and telephone number for all the directors and executive officers of Ipsen Pharma SAS is as follows: 65 Quai Georges Gorse, 92100 Boulogne Billancourt, France, Tel: +33 1 58 33 50 00.

4.	Ipsen S.A.

The following table sets forth information about the directors and executive officers of Ipsen S.A. as of January 23, 2023.

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Marc de Garidel Director & Chairman Citizenship: France	Mr. de Garidel has served as the Chairman of Ipsen S.A. since 2016. He has also served as Chief Executive Officer of CinCor Pharma Inc. since 2021. He previously served as Chief Executive Officer and Director of AZTherapies, Inc. from 2020 to 2021. Prior to that he served as Chief Executive Officer of Corvidia Therapeutics (USA) from 2018 to 2020 and as Chief Executive Officer of Ipsen S.A. from 2010 to 2016. He has served as a Director at Claris Biotherapeutics since 2020 and previously served as a Director for Vifor Pharma GmbH from 2015 to 2018.

Anne Beaufour Director, board representative of Highrock S.ar.l. Citizenship: France	Ms. Beaufour has been a Director and Chairperson of the Board of Directors at Beech Tree S.A. since 2003. She is also Vice Chairperson of the Board of Directors and Managing Director, Mayroy SA (Luxemburg) and a Manager at Highrock S.a.r.l. (Luxemburg) and Bluehill Participations S.a.r.l.

Henri Beaufour Director Citizenship: France	Mr. Beaufour has served as Chairperson, Partner and Legal Manager at Massa Management SwissCo S.a.r.l. (Switzerland) since 2020 and a Partner, Legal Manager and Chairman of Massa Management S.a.r.l. (Luxemburg), a business consulting firm, since 2018. Mr. Beaufour also serves as a Director of Beech Tree S.a.r.l. (Luxemburg) and Mayroy S.A. (Luxemburg).

Phillippe Bonhomme Director, board representative of Beech Tree S.A. Citizenship: France	Mr. Bonhomme has served as a Partner, Director and Member of the Management Committee of Hottinguer Corporate Finance SA (France) since 2005 and as Chairman of PBandCO SAS since 2020. He is also a Director of Beech Tree S.A. (Luxemburg) and Mayroy S.A. and Co-managing Director of MR HB S.a.r.l. (Luxemburg).

Naomi Binoche Director Citizenship: France	Ms. Binoche has served as Vice President, Global Strategic Alliances of Ipsen Pharma SAS since November 2021. From 2020 to 2021, she served as Vice President Head of Partnering and Geographic Expansion at Ipsen Pharma SAS. From 2018 to 2022, she served as Vice President Strategy & Transformation at Ipsen Pharma SAS and prior to 2018, she served as Vice President, Strategic Alliances.

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Laetitia Ducroquet Director Citizenship: France	Ms. Ducroquet has served as Deputy Chief Business Ethics Officer since September 2022. From January 2021 until September 2022, she served as Vice President Global Business Ethics of Ipsen Pharma SAS. From 2019 to 2020, she served as the Senior Director, Business Ethics at Ipsen Pharma SAS. From 2017 to 2019, she served as the Ethics & Compliance Director at Ipsen Pharma SAS.

Antoine Flochel Director & Vice Chairman Citizenship: France	Mr. Flochel has served as Managing Partner of Financière de Catalogne SPRL (Luxemburg) since 2013 and has served as President and Chairman of VicJen Finance S.A. since 2015. He is also Chairman of the board of directors and Managing Director, Beech Tree S.A, a Director of Mayroy S.A., Legal Manager & Managing Partner at Financière de Catalogne S.a.r.l., Managing Director at MR BMH S.a.r.l., and Legal Manager & Managing Partner at Bluehill Participations S.a.r.l.

Margaret Liu Director Citizenship: USA	Since 2020, Ms. Liu has served as Global Health, Vaccines and Immunotherapy Consultant at ProTherImmune (USA). She has also served as Co-Chair of the board of International Society for Vaccines since 2022, and as the President Emerita since 2018. Since 2018, she has served as the Chief Executive Officer of Pax Therapeutics. She previously served as a Director for Adjuvance Technologies Inc. from 2020 to 2022.

David Loew Director and Chief Executive Officer Citizenship: Switzerland	Mr. Loew has served as Chief Executive Officer since May 2022 and has served as President of Ipsen Pharma SAS since May 2020. Prior to joining Ipsen, he spent 7 years at Sanofi S.A. where his last position was Executive Vice President Vaccines of Sanofi Pasteur S.A.

Michèle Ollier Director Citizenship: France, Switzerland	Ms. Ollier is a Partner of Medicxi Ventures UK LLP, a venture capital company located in Geneva, Switzerland, which she co-founded in 2016. She serves as a Director of a number of companies, including Epsilon 3Bio Ltd., Lingua Flex, Inc., a medical device company, Human Antibody Factory, (UK), a biotechnology company, and Vilaris Therapeutics, a preclinical-stage biopharmaceutical company.

Paul Sekhri Director Citizenship: USA	Mr. Sekhri has served as Chief Executive Officer of e-Genesis since 2019. Prior to e-Genesis, Inc., Mr. Sekhri served as President and Chief Executive Officer of Lycera Corp. from 2015 through 2018. From 2014 to 2015, Mr. Sekhri served as Senior Vice President, Integrated Care at Sanofi. He has served as a Director at Spring Discovery, a biotechnology research company, Veeva Systems, Inc. (NYSE: VEEV), and as Chairman of the Board of Directors of Pharming Group NV (Nasdaq: PHAR).

Piet Wigerinck, PhD Director Citizenship: Belgium	Mr. Wigerinck has served as Chief Scientific Officer of Galapagos NV since 2012. He also serves as a Director and Chair of R&D sub-committee at mDiagnostics, a Director of the Advisor Board of Atriva Therapeutics GmbH and Chairman of the Scientific Advisory Board at Ermium Therapeutics S.A.

Karen Witts Director Citizenship: UK	Ms. Witts has served as Chief Financial Officer of Dunelm Group plc since 2022. Prior to that, she served as Chief Financial Officer of

Name, Country of Citizenship	Position, Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Compass Group plc from 2019 to 2021 and as Group Finance Director of Kingfisher plc from 2012 to 2019.

Carol Xueref Director Citizenship: UK	Ms. Xueref has served as a Director, Chairperson on the Compensation and Appointment Committee and member of the Strategic Committee of Effiage S.A. since 2014 and serves as Chairperson of Floem SAS (France), a consultancy firm.

The common business address and telephone number for all the directors and executive officers of Ipsen S.A. is as follows: 65 Quai Georges Gorse, 92100 Boulogne Billancourt, France, Tel: +33 1 58 33 50 00.

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Paying Agent at one of its addresses set forth below:

The Paying Agent for the Offer is:

Computershare Trust Company, N.A.

By Mail:	If Delivering via UPS, FedEx or Courier:

Computershare Trust Company, N.A. c/o Voluntary Corp Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Paying Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

(866) 203-9357 (Toll Free)

albireopharma@georgeson.com